INDUSTRIAL SERVICES OF AMERICA, INC.

Notice of Annual Meeting of Shareholders
To Be Held on June 10, 2010

          NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of INDUSTRIAL SERVICES OF AMERICA, INC. will be held at Building No. 1, 7100 Grade Lane, Louisville, Kentucky, on Thursday, June 10, 2010 at 10:00 A.M. (Eastern Daylight Time), for the following purposes:

(1)	To elect five (5) directors for a term expiring in 2011;

(2)	To ratify the selection of Mountjoy Chilton Medley LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010;

(3)

To approve the reservation of 1,200,000 additional shares of our common stock under our long term incentive plan, so that the total number of shares reserved will increase from 1,200,000 to 2,400,000 shares;

(4)	To approve the issuance of 300,000 shares of our common stock for the purchase of certain intangible assets; and

(5)	To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors of Industrial Services of America, Inc. recommends voting for all the above proposals.

By signing this proxy, you are appointing Harry Kletter and Michael Shannonhouse as proxies, with full power of substitution to vote all shares of Industrial Services of America, Inc. common stock held by you on April 27, 2010 at the annual meeting on June 10, 2010, or at any adjournment or postponement of such meeting.

Only shareholders of record at close of business on April 27, 2010 are entitled to notice of and to vote at the annual meeting. The transfer books will not be closed.

By Order of the Board of Directors

Michael P. Shannonhouse
Recording Secretary of the Board of Directors

7100 Grade Lane
Louisville, Kentucky 40213
May 6, 2010

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHICH DOES NOT REQUIRE ANY POSTAGE IF MAILED IN THE UNITED STATES, OR VOTE OVER THE INTERNET OR BY TELEPHONE. IF YOU ARE ABLE TO ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

INDUSTRIAL SERVICES OF AMERICA, INC.
7100 GRADE LANE
LOUISVILLE, KENTUCKY 40213
PROXY STATEMENT

          We are furnishing this proxy statement in connection with the solicitation of proxies by our Board of Directors for use at our 2010 annual meeting of shareholders, which we are holding at 10:00 A.M. (Eastern Daylight Time) on Thursday, June 10, 2010 and at any and all adjournments thereof, for the purposes set forth in the accompanying notice of the meeting.

          We will vote shares represented by duly executed proxies in the accompanying form received prior to the meeting and not revoked at the meeting or at any adjournments within 120 days thereof in accordance with the choices specified on the ballot. If you do not specify a choice, it is the intention of the persons named as proxies in the accompanying form of proxy to vote for (i) the nominees for election as directors, (ii) the ratification of the independent registered public accounting firm for the 2010 fiscal year, (iii) the reservation of 1,200,000 additional shares of our common stock for issuance under our long term incentive plan, and (iv) the issuance of 300,000 shares of our common stock for the purchase of certain intangible assets. The person executing the proxy may revoke it at any time before the proxy exercises the authority thereby granted by giving written notice to our secretary, by delivery of a duly executed proxy bearing a later date or by voting in person at the meeting. Attendance at the meeting will not have the effect of revoking a proxy unless the shareholder so attending so notifies the secretary of the meeting in writing prior to voting of the proxy.

          We will bear the expenses of soliciting proxies for the annual meeting, including the cost of preparing, assembling and mailing this proxy statement and the accompanying form of proxy. Such expenses, however, do not include any salaries and wages of our officers and employees who participated in the preparation, assembling and mailing of the proxy statement. In addition to the solicitation of proxies by mail, certain of our officers and regular employees, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. We will also request persons, firms and corporations holding shares in their names, or in the names of their nominees, which shares are beneficially owned by others, to send this proxy material to and obtain proxies from such beneficial owners, and will reimburse such holders for their reasonable expenses in so doing.

          The presence in person or by proxy of shareholders holding a majority of the outstanding shares of our common stock will constitute a quorum for the transaction of all business at the annual meeting. A shareholder voting for the election of directors may withhold authority to vote for all nominees for directors or may withhold authority to vote for certain nominees for directors. A shareholder may also vote for, against or abstain from voting on (i) the proposal to ratify the selection of the independent registered public accounting firm for the 2010 fiscal year, (ii) the proposal to reserve an additional 1,200,000 shares of our common stock under our long term incentive plan and (iii) the proposal to issue 300,000 shares of our common stock to an entity owned by two of our employees for the purchase of certain intangible assets. We will treat votes withheld from the election of any nominee for director and abstentions from any other proposal as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but we will not count in the number of votes cast on any matter any withheld votes or abstentions. If a broker does not receive voting instructions from the beneficial owner of shares on a particular matter and indicates on the proxy that it does not have discretionary authority to vote on that matter, we will not consider those shares as present and entitled to vote with respect to that matter.

          We plan to mail this proxy statement and the accompanying form of proxy to shareholders commencing on or about May 6, 2010.

VOTING SECURITIES

          Only shareholders of record at the close of business on April 27, 2010 are entitled to vote at the annual meeting or any adjournments within one hundred twenty (120) days thereof. As of April 27, 2010 there were 4,303,292 shares of our common stock outstanding and entitled to vote (6,454,938 as adjusted for the 3-for-2 stock split). On May 3, 2010, the Board of Directors declared a 3 for 2 stock split for shareholders as of May 17, 2010. All share numbers and share prices in this proxy statement, including the number of shares subject to Proposals 3 and 4, have been adjusted to reflect the impact of this stock split.

          Each share of common stock entitles the holder to one vote on all matters presented at the annual meeting.

          The following table sets forth information regarding beneficial ownership of our common stock as of April 27, 2010 for (i) each of our named executive officers, directors and nominees for director, (ii) each person known to management to own of record or beneficially more than five percent of our outstanding shares, and (iii) all of our executive officers and directors as a group.

Name and Address	Amount and Nature of Beneficial Ownership (1)(2)(3)		Percentage of Class (1)

Harry Kletter	1,838,850	(4)	28.5%
1208 Park Hills Court
Louisville, Kentucky 40207

Roberta Kletter	418,800	(5)	6.5%
1208 Park Hills Court
Louisville, Kentucky 40207

Albert Cozzi	162,155	(6)	2.5%
7100 Grade Lane
Louisville, KY 40213

Steve Jones	150,000		2.3%
3011 Long Creek Way
Louisville, KY 40245

Brian Donaghy	89,250	(7)	1.4%
18811 Weatherford
Louisville, KY 40245

Orson Oliver	52,701	(8)	0.8%
322 Zorn Avenue, Unit 1A
Louisville, KY 40206

Roman Epelbaum	39,000	(6)	0.6%
P.O. Box 610
Goshen, KY 40026

Alan Schroering	20,550	(9)	0.3%
7744 Four Leaf Drive
Greensville, IN 47124

James Wiseman III	7,500		0.1%
511 Pennyroyal Way
Louisville, KY 40223

All directors and executive officers as a group	2,360,006	(10)	36.0%

(1)

The table reflects share ownership and the percentage of such share ownership as of April 27, 2010. We have determined the percentages on the basis of 6,454,938 shares of our common stock outstanding (and exclusive of 737,562 shares of common stock held as Treasury stock).

(2)	Except as otherwise indicated, each person or entity shown has sole voting and investment power with respect to the shares of common stock owned by him or it.

(3)	We have obtained information with respect to beneficial ownership from our shareholder records and from information provided by shareholders.

(4)

Includes 692,562 shares of common stock beneficially owned by K & R, LLC, the sole member of which is Harry Kletter and 750,000 shares of common stock beneficially owned by Harry Kletter Family Limited Partnership, for which Harry Kletter serves as general partner. Roberta Kletter, spouse of Mr. Kletter, is a director and vice president of K&R. Two of Mr. Kletter’s adult children are also officers of K&R. The shares owned by Harry Kletter Family Limited Partnership were received in exchange for limited liability company interests in two limited liability companies, pursuant to separate Agreements and Plans of Share Exchanges. The substance of this transaction was the purchase of two tracts of real estate from the limited partnership. Does not include the following shares of common stock, as to which Mr. Kletter disclaims beneficial ownership: (i) 418,800 shares owned by Roberta Kletter, the spouse of Harry Kletter; and (ii) 40,545 shares owned by the Harry Kletter Family Charitable Foundation, of which Mrs. Kletter is a co-advisor.

(5)

Does not include the following shares of common stock, as to which Mrs. Kletter disclaims beneficial ownership: (i) 1,838,850 shares owned beneficially by Harry Kletter, the spouse of Roberta Kletter; and (ii) 692,562 shares of common stock owned by K & R, of which Harry Kletter is the sole member.

(6)	Includes options to purchase 30,000 shares exercisable within 60 days of April 27, 2010.

(7)	Includes 30,000 shares to which Mr. Donaghy is entitled but have not been issued and 2,250 shares held in Mr. Donaghy’s minor son’s name. Mr. Donaghy is entitled to receive 30,000 shares of our common stock per year for the next five years, upon satisfaction of certain conditions contained in an employment agreement between Mr. Donaghy, our president and chief operating officer, and us. One of these conditions is that our EBITDA exceeds $4.5 million for the previous fiscal year. Mr. Donaghy has already received 60,000 shares.

(8)	Includes options to purchase 30,000 shares and 18,726 shares held in Trusts for Mr. Oliver’s daughter and minor grandchildren for which Mr. Oliver is the Trustee.

(9)	Includes 3,300 shares held by Mr. Schroering’s wife and minor children.

(10)	Includes the options described in notes 6 – 8 above to purchase 90,000 shares exercisable within 60 days of April 27, 2010.

INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON.

          Shareholders are being asked to vote to approve the issuance of 300,000 (as adjusted to reflect the 3-for-2 stock split) shares of our common stock in connection with the purchase of certain intangible assets. These shares are to be issued to Venture Metals, LLC, an entity owned 50% by Steve Jones, our Vice President of ISA Alloys and 50% by Jeff Valentine, our general manager of ISA Alloys. As further described under Item IV, each of Mr. Jones and Mr. Valentine will benefit from the transaction therein described to the extent of their percentage interest in Venture Metals, LLC.

ITEM I. ELECTION OF DIRECTORS

          The nominees for election as directors are Harry Kletter, Roman Epelbaum, Orson Oliver, Albert Cozzi and Brian Donaghy. At the 2009 annual meeting, the shareholders elected Messrs. Kletter, Epelbaum, Oliver, Cozzi, and Donaghy for a term expiring at the 2010 annual meeting. If elected, all directors nominated will hold office until the 2011 annual meeting and until their respective successors have been elected and qualified.

          Shareholders voting at the annual meeting may not vote for more than the number of nominees listed in this proxy statement. A plurality of the total votes cast at the annual meeting will elect the directors. That is, the five nominees receiving the greatest number of votes for directors will be deemed elected directors. It is the intention of the persons named as proxies in the accompanying form of proxy (unless authority to vote therefore is specifically withheld) to vote for the election of the five nominees for directors. In the event that any of the nominees becomes unavailable (which we do not now anticipate), the persons named as proxies have discretionary authority to vote for a substitute nominee designated by the present Board. The Board has no reason to believe that any nominee will be unwilling or unable to serve if elected.

          The following table contains certain information regarding each nominee for election as director at this year’s annual meeting. The Board of Directors has determined that all directors have met the independence standards of Rule 5605(a)(2) of the National Association of Securities Dealers listing standards with the exception of Messrs. Harry Kletter and Brian Donaghy. The Board considered the financial and tax services provided by Mr. Epelbaum to Mr. Kletter and to K&R and determined such services did not change Mr. Epelbaum’s independent status. Each individual has furnished the respective information shown.

Name and Principal Occupation with Company	Age	Year First Became Director

Harry Kletter Chairman of the Board and Chief Executive Officer	83	1983

Roman Epelbaum Director	55	2002

Orson Oliver Director	67	2005

Albert Cozzi	65	2006
Director

Brian Donaghy Director, President and Chief Operating Officer	34	2009

Nominees for Directors

HARRY KLETTER has been our director since 1983. In October 1983, he became chairman of the Board and chief executive officer. Mr. Kletter served as our president and chief executive officer from October 1983 until January 1988, from January 1990 until July 1991, and from August 1992 to December 1997. Mr. Kletter has served as chief executive officer continually since August 1992 and served as president from May 2000 until August 2007. Mr. Kletter is the sole shareholder of K & R. Prior to his involvement with us, Mr. Kletter was president and chief executive officer of K & R, which is now a real estate holding company. Prior thereto, Mr. Kletter was the president of Tri-City Industrial Services, Inc., which was involved in the transportation, disposal and management of solid waste. Since 1980, Mr. Kletter has been an investor in various other businesses including Outer Loop Industrial Park, Outer Loop Business Park, and Outer Loop Company, LLC, which are each real estate ventures.

ROMAN EPELBAUM has been our director since 2002. Mr. Epelbaum graduated from the University of Louisville School of Business. He is an enrolled agent licensed to practice before the Internal Revenue Service. Since 1996, he has been the sole shareholder of Tax & Accounting Professionals, Inc., a Louisville, Kentucky based tax services company. From 1990 through 1996, Mr. Epelbaum, as a self-employed tax professional and accountant, provided tax and accounting services to individuals and businesses. From 1989 to 1990, Mr. Epelbaum served as controller of Kentucky Container, Inc. and KYFI, Inc. He worked in the tax department at Touche Ross & Company (now Deloitte & Touche, LLP) from 1983 to 1989. From 1989 to 2002, Mr. Epelbaum served in various consulting capacities for us.

ORSON OLIVER has been our director since February 1, 2005. He is currently an independent business consultant with over thirty-five years of experience in banking and financial consulting. Mr. Oliver began his career in 1968 as an attorney with the U.S. Treasury Department in Washington, D.C. In September of 1975, he joined Bank of Louisville as general counsel. In November of 1985, he became president of the Bank of Louisville. When Branch Banking and Trust Company acquired the Bank of Louisville in 2003, the Bank of Louisville had assets of $1.6 billion and was the largest, locally managed bank in Louisville, Kentucky. Since his retirement from banking in February of 2004, Mr. Oliver has worked as an independent general business consultant for the Al J. Schneider Company, a corporation with a number of large hotels and real estate holdings in the Louisville, Kentucky area. Since May 2004, Mr. Oliver has also worked as an independent general business consultant for PNC Bank, which is headquartered in Pittsburgh, Pennsylvania with assets of $77.3 billion. Mr. Oliver has been a member of the board of directors of The Rawlings Company, LLC since January 1997 and the Al J. Schneider Company since February, 2004.

ALBERT A. COZZI has been our director since May 15, 2007. Since February 2006, Mr. Cozzi has been a partner with Cozzi Consulting Group, a start-up consulting business, marking the re-entry of Mr. Cozzi into the scrap industry following a two-year non-compete agreement he had with his former employers at Metal Management, Inc. From July 1999 to January 2004, Mr. Cozzi served as the chief executive officer of Metal Management, Inc., headquartered in Chicago,

Illinois, and one of the largest full service metals recyclers in the United States. From December 1997 to June 1999, Mr. Cozzi served as the president and chief operating officer of Metal Management, Inc. From 1963 to 1997, Mr. Cozzi held various positions with Cozzi Iron & Metal, originally located in Chicago, Illinois, prior to its merger with Metal Management, Inc., including president from 1990 to 1997. Mr. Cozzi received an M.B.A. from the University of Chicago.

BRIAN DONAGHY has been a director since 2009 and our president and chief operating officer since August 2007. Mr. Donaghy served as our acting chief operating officer from January 1, 2007 through August 2007. Prior to his appointment to that position, Mr. Donaghy was a consultant to ISA Recycling. From 2001 to 2007, he owned and operated Industrial Logistic Services, LLC, a scrap metal and waste transportation company located at our Louisville headquarters, the assets of which he sold to us in 2007. ILS had approximately 30 employees and total revenues of $2.0 million in 2007 and 2006.

          None of the directors holds another directorship in a company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or in a company registered as an investment company under the Investment Company Act of 1940, as amended. None of our directors or the nominees has any family relationship with any of our other directors or executive officers.

Director Qualifications

          When considering whether the nominees have the experience, qualifications and skills to enable the Board to satisfy its oversight responsibilities effectively and provide the Board with experience in a wide variety of areas, the nominating committee focused primarily on the information discussed in each director’s individual biographies set forth above. The following are the conclusions reached by the nominating committee with regard to each of its nominees.

          With regard to Mr. Kletter, the nominating committee considered the many years of leadership experience that he has with the Company, which the nominating committee believes provides him with unique insights into the Company’s challenges, as well as intimate knowledge of its operations, and best positions him to lead the Company in its strategic planning. With regard to Mr. Donaghy, the nominating committee considered the many years of leadership experience that he has exhibited in the industry as well as his past service to our Company, through which he has developed an intimate knowledge of our Company’s operations. These experiences position Mr. Donaghy to lead the Company in its day-to-day operations.

          Experience in the financial industry is exhibited by Messrs. Epelbaum and Oliver. With regard to Mr. Epelbaum, the nominating committee considered his years of experience in the tax department of a major accounting firm, his license to practice before the Internal Revenue Service, and his experience as a self-employed tax professional. With regard to Mr. Oliver, the nominating committee considered his past experience as an attorney with the U.S. Treasury Department in Washington D.C., his past presidency of the Bank of Louisville and his work as an independent general business consultant for PNC Bank. With regard to Mr. Cozzi, the nominating committee considered his extensive experience in the metallic scrap industry, and his direct operational experience in the industry. These experiences bring a unique perspective to our Board.

Governance

          The Board’s Leadership structure is as follows. A majority of our directors are independent. We have combined the roles of Chairman of the Board and Chief Executive Officer since 1983. The Board believes that our CEO, Harry Kletter, is best situated to serve as Chairman because he is the director most familiar with our business and industry and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. In addition, Mr. Kletter does not draw a salary from the Company, but rather serves more in a consulting role (and is compensated through the consulting agreement described below). In contrast, our day to day operations are managed by our President and Chief Operating Officer, Brian Donaghy. Accordingly, we believe our structure effectively mitigates against a concentration of power in any single individual. We recognize that different board leadership structures may be appropriate for companies in different situations and believe that no one structure is suitable for all companies at all times. We believe our current Board leadership structure, given the current composition of the Board, is optimal. Having a single leader for both the Company and the Board eliminates the potential for confusion or duplication of efforts, and provides clear leadership for our company.

          Additionally, the Board has not appointed a lead independent director. Currently, the Board consists of five directors, three of whom are independent. Due to the small size of the Board, all of the independent directors are able to closely monitor the activities of the Company and meet regularly in executive sessions without management to discuss the development and strategy of our Company. These executive sessions allow the independent directors to review key decisions and discuss matters in a manner that is independent of our Chief Executive. Therefore, the Board has determined that a lead independent director is not necessary at this time. As the composition of the Board changes or grows in the future, the Board of Directors intends to reevaluate the need for a lead independent director.

          Our executive officers, especially the President and Chief Operating Officer, have the primary responsibility for risk management within our Company. Our Board of Directors oversees risk management to ensure the processes designed and implemented by our executives are adapted to and integrated with the Company’s strategy and are functioning as directed. The primary means by which the Board oversees our risk management structures and policies is through its regular communications with management. We believe that our leadership structure is conducive to comprehensive risk management practices, and that the Board’s involvement is appropriate to ensure effective oversight.

          During 2009, the Board met four (4) times. In 2009, all incumbent directors attended at least 75% of the aggregate number of meetings of the Board and the committees of which they were members.

          The compensation committee, comprised of independent directors Messrs. Oliver, Cozzi and Epelbaum, is responsible for making recommendations to the Board regarding salaries and bonuses that we pay to our executive officers, including our chief financial officer. This committee does not have a chairperson. All functions of the compensation committee are performed by the committee as a whole. However, the compensation committee confers with our chief executive officer, Mr. Kletter, to obtain additional input for the committee’s decision making process and record our processes and procedures for the determination of executive and director compensation, including the scope of authority of the compensation committee, the extent to which the compensation committee may delegate any authority, and any role of executive officers in determining or recommending the amount or form of executive and director compensation. The compensation committee has the authority to delegate to department supervisors decisions regarding compensation in their respective departments. None of our executive officers served as a member of the compensation committee of another entity. Our compensation committee has a written charter, which is available on our website at www.isa-inc.com under Investor Relations.

          The compensation committee seeks to structure compensation that will provide sufficient incentives for named executive officers to drive results while avoiding unnecessary or excessive risk taking that could harm the long-term value of the Company. The committee believes that the following measures help achieve this goal:

•

If named executives are provided with competitive base salaries that are not subject to performance risk, which helps to mitigate risk-taking behaviors and provides an incentive for executives to retain their employment with the Company;

•	We enter into employment agreements with certain named executive officers because they provide a form of protection for the Company and the individual;

•

Certain executive officers have long-term, performance-based incentives included in their employment agreements, which hold individuals accountable for long-term decisions by only rewarding the success of those decisions.

          The audit committee confers with our independent registered public accounting firm regarding the scope and adequacy of annual audits; reviews reports from such independent accountants; and meets with the independent accountants to review the adequacy of our accounting principles, financial controls and policies. The audit committee met five (5) times in 2009. The Board appointed Messrs. Oliver, Epelbaum, and Cozzi to this committee at the Board meeting held June 16, 2009. Mr. Oliver is the chairperson of this committee. All current members of the audit committee are independent as defined in Rule 5605(a)(2) of the National Association of Securities Dealers listing standards and the Audit Committee Qualifications of Rule 5605(c)(2). The Board of Directors has determined that Mr. Oliver is our audit committee financial expert based on a thorough review of his education and financial and public company experience and is independent as described in the preceding sentence. The formal report of the audit committee with respect to the year 2009 begins on page 32 herein. Our audit committee has a written charter, which is available on our website at www.isa-inc.com under Investor Relations.

          The nominating committee has the power to recommend to the Board nominees for election as directors and persons to fill directors’ vacancies and newly created directorships; recruit potential director candidates; recommend changes to the Board concerning the responsibilities and composition of the Board and committees; and review written proxy comments and shareholder proposals (including director nominees) received from shareholders at our principal executive offices no later than December 31, 2009 for inclusion in the proxy statement for the following year’s annual shareholder meeting. The nominating committee’s charter directs the nominating committee to investigate and assess the background and skills of potential candidates and to maintain an active file of suitable candidates for directors. The nominating committee has the authority to engage a third party search firm to assist in identification of candidates, but our nominating committee currently believes that our existing directors and executive management have significant networks of business contacts that likely will form the pipeline from which the nominating committee can identify candidates.

          Upon identifying a candidate for serious consideration, one or more members of the nominating committee would initially interview such candidate. If a candidate merited further consideration, the candidate would subsequently interview with all other nominating committee members (individually or as a group), meet our chief executive officer and other executive officers and ultimately meet many of the other directors. The nominating committee would elicit feedback from all persons who met the candidate and then determine whether or not to nominate the candidate. The nominating committee utilizes a subjective analysis to identify and analyze candidates that it proposes for nomination as directors, including but not limited to, highest personal and professional ethics and integrity, general business knowledge, interest in our business, and willingness to serve. However, there are currently no minimum qualifications or standards that we require. While there is no formal policy with regard to consideration of diversity in identifying director nominees, the nominating committee considers diversity in business experience, professional expertise, gender and ethnic background, along with various other factors when evaluating director nominees.

          We would consider candidates for director nominees recommended by shareholders in accordance with the requirements of Florida law and the time limitation stated above. Shareholders should address potential nominations to the nominating committee at our executive offices, which submissions we will then forward to the nominating committee. If shareholder nominations were made, the recording secretary, without prior screening, would forward any shareholder communication directly to the Board at the next regularly scheduled Board meeting. The Board would then request that the nominating committee consider the shareholder nominations. The nominating committee would then perform an investigation of the candidate to determine if the candidate was qualified and would present the shareholder nomination in the proxy statement to be subject to a vote of the shareholders. The nominating committee undertakes a similar investigation as to the qualifications of management nominations. Consequently, there effectively would be little difference in the evaluation process of nominations whether generated by shareholders or management. The nominating committee has no obligation to nominate any such individual for election. We have not received any shareholder nominations for this annual meeting. Accordingly, we have not rejected or refused to nominate any such candidates.

          The nominating committee did not hire any director search firm in 2009 and, accordingly, paid no fees to any such company. As indicated above, however, the nominating committee may do so in the future if necessary.

          The Board appointed Messrs. Epelbaum, Cozzi and Oliver to the nominating committee at the Board of Directors meeting held June 16, 2009. This committee does not have a chairperson nor did it meet in 2009 as no new director nominations were submitted. The Board of Directors adopted a charter for the nominating committee at the Board of Directors meeting held January 31, 2005. Messrs. Epelbaum, Cozzi and Oliver are independent as defined in Rule 5605(a)(2) of the National Association of Securities Dealers listing standards. Our nominating committee has a written charter, which is available on our website at www.isa-inc.com under Investor Relations.

          Neither the Board nor the nominating committee has implemented a formal policy regarding director attendance at the annual meeting. Typically, the Board holds its annual organizational meeting directly following the annual meeting, which results in most directors being able to attend the annual meeting. In 2009, all five (5) directors attended the annual meeting.

          The executive committee is one to which the Board of Directors may direct or delegate all or part of the duties and powers of the Board of Directors with the exception of those duties and powers specifically prohibited by the laws of the State of Florida. When so designated, the executive committee shall have the authority to act in the place and stead of the Board of

Directors. The Board appoints members to the executive committee as needed. No members were appointed in 2009, and no meetings were held by the committee in 2009.

          The Board of Directors has adopted our Code of Ethics for the chief executive officer and financial executives, which you may find on our website at www.isa-inc.com under Investor Relations. You may also find our Nominating Committee, Audit Committee and Compensation Committee charters there. Shareholders may communicate directly with the Board of Directors in writing by sending a letter to the Board at: Industrial Services of America, Inc., P.O. Box 32428, 7100 Grade Lane Louisville, KY 40232 or by a secure e-mail via our website at www.isa-inc.com. Our legal counsel will receive and process all communications directed to the Board of Directors and will transmit such communications to each member of the nominating committee without any editing or screening by the legal counsel.

Section 16(a) Beneficial Ownership Reporting Compliance

          Section 16(a) of the Exchange Act requires our directors, certain officers and persons who own more than ten percent (10%) of our outstanding common stock to file with the Securities and Exchange Commission reports of changes in ownership of our common stock held by such persons. Officers, directors and greater than 10% shareholders must furnish us with copies of all forms they file under this regulation. To our knowledge, based solely on a review of the copies of such reports furnished to us and representations from reporting persons that no other reports including Form 5s were required, all Section 16(a) filing requirements applicable to all of our officers and directors were complied with during 2009 with the following exceptions: Albert Cozzi did not file a timely Form 4 for purchases of 50,000 shares of common stock on March 23, 2009 for an average purchase price of $3.885 per share. K & R, LLC did not file a timely Form 4 for 3,000 shares of common stock transferred to Roman Epelbaum and 10,500 shares of common stock transferred to non-reporting individuals in exchange for tax and financial services provided to K&R on August 27, 2009. Harry Kletter did not file a timely Form 4 for 500,000 shares of common stock received by Harry Kletter Family Limited Partnership, for which Mr. Kletter serves as general partner, in exchange for limited liability company interests in two limited liability companies, pursuant to separate Agreements and Plans of Share Exchange on September 10, 2009. Harry Kletter Family Limited Partnership did not file a timely Form 3 for 500,000 shares of common stock received with respect to the exchange described above on September 10, 2009. Roman Epelbaum did not file a timely Form 4 for the sale of 1,000 shares of common stock on November 24, 2009 for a selling price of $10.50. Brian Donaghy did not file a timely Form 4 for sales of 10,000 shares of common stock on December 4, December 7, and December 9, 2009 for a selling price of $10.00. The above forms were filed late. We have informed the reporting persons of their filing obligations.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL NAMED DIRECTORS.

          ITEM II. RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

          The Board has selected Mountjoy Chilton Medley LLP as the independent registered public accountants of our accounts for the fiscal year ending December 31, 2010. This selection will be presented to shareholders for ratification at the annual meeting. If the shareholders fail to ratify this selection, the Board will reconsider the matter of the selection of the independent registered public accountants. We do not expect representatives of Mountjoy Chilton Medley LLP to be present at the annual meeting. We will deem the selection of Mountjoy Chilton Medley

LLP ratified if the votes cast in favor of the proposal exceed the votes cast against the proposal. We will not count abstentions and broker non-votes as votes cast either for or against the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM MOUNTJOY CHILTON MEDLEY, LLP.

          ITEM III. APPROVAL OF AN 1,200,000 SHARE INCREASE IN THE RESERVATION OF SHARES OF OUR COMMON STOCK FROM 1,200,000 TO 2,400,000 FOR ISSUANCE UNDER OUR LONG TERM INCENTIVE PLAN.

          The Long-Term Incentive Plan was ratified by the shareholders at the 2009 annual meeting of shareholders on June 16, 2009. The Board and Management believe this plan will aid in the recruitment and retention of key employees, directors, and consultants with outstanding abilities and will motivate those persons to exert their best efforts on the Company’s behalf by providing incentives to relate individual performance more closely to Company performance and stockholder interests and to increase such individual’s stock ownership in the Company.

          We have issued 90,000 stock option awards under this plan in 2009. We plan to increase awards granted under this plan in the current and future years. In order to support these future awards, additional shares of our common stock must be reserved for issuance under the plan. The Board recommends the approval of an additional 1,200,000 shares for a total of 2,400,000 shares reserved for issuance under the Long Term Incentive Plan.

          A summary of the material provisions of the plan is set forth below and is qualified in its entirety by reference to the plan set forth in Annex A. All share numbers and share prices in this Item III have been adjusted to reflect the 3-for-2 stock split.

The purpose of the plan is to:

• motivate participants, by means of appropriate incentives, to achieve long-range corporate goals;

• attract and retain persons eligible to participate in the plan;

• provide incentive compensation opportunities that are competitive with those of similar companies; and

• further align participants’ interests with those of our shareholders through compensation that is based on stock and thereby promote our long-term financial interest, including the growth in value of our equity and enhancement of long-term shareholder return.

To achieve these objectives, the plan provides for the grant of the following awards:

          • non-qualified and incentive stock options;

          • stock appreciation rights, known as SARs; and

• other stock awards including stock units, restricted stock units, performance shares, performance units, and restricted stock.

Who is eligible to participate in the plan?

          The Compensation Committee may grant one or more awards to participants comprised of our employees, including our officers, our directors and consultants who are natural persons. Consultants must provide bona fide services to us, and the services may not be in connection with the offer or sale of our securities in a capital-raising transaction, and such services do not directly or indirectly promote or maintain a market for our securities. As of March 31, 2010, we had 167 active employees. The committee will determine the specific employees who will receive awards under the plan and the type and amount of any such awards.

What types of awards may be granted?

• OPTIONS. The committee may grant options under the plan to purchase stock which may be either non-qualified stock options or incentive stock options. The purchase price of a share of stock under each option shall not be less than the fair market value of a share of stock on the date the option is granted. The option shall be exercisable in accordance with the terms established by the committee. The full purchase price of each share of stock purchased upon the exercise of any option shall be paid at the time of exercise. The purchase price shall be payable in cash. The committee may impose such conditions, restrictions, and contingencies on stock acquired pursuant to the exercise of an option as the committee determines to be desirable.

• STOCK APPRECIATION RIGHTS. The committee may grant a stock appreciation right in connection with all or any portion of a previously or contemporaneously granted option or independent of any option grant. An SAR entitles the participant to receive the amount by which the fair market value of a specified number of shares on the exercise date exceeds an exercise price established by the committee. The exercise price may not be less than 100% of the fair market value of the stock at the time the SAR is granted. Such excess amount shall be payable in stock, in cash, or in any combination thereof, as determined by the committee.

• OTHER STOCK AWARDS. The committee may grant stock units, (a right to receive stock in the future), performance shares (a right to receive stock or stock units contingent upon achievement of performance or other objectives), performance units (a right to receive a designated dollar amount of stock contingent on achievement of performance or other objectives) and restricted stock and restricted stock units (a grant of stock and the right to receive stock in the future, respectively, with such shares or rights subject to a risk of forfeiture or other restrictions that lapse upon the achievement of one or more goals relating to completion of service by the participant or the achievement of performance or other objectives, as determined by the committee). Any such award shall be subject to such conditions, restrictions and contingencies as the committee determines.

What performance goals may be used for “performance-based compensation” awards?

          A federal income tax deduction will generally be unavailable to us for annual compensation in excess of $1 million paid to any of the five most highly compensated officers of a public corporation. However, amounts that constitute “performance-based compensation” may not count toward the $1 million limit. The committee may designate any award described in the preceding paragraphs as intended to be “performance-based compensation.” Any awards so designated shall be conditioned on the achievement of one or more performance goals, as required by Section 162(m) of the Internal Revenue Code. The performance goals that we may use for such awards shall be based on any one or more of the following performance measures: cash flow; earnings; earnings per share; market value added or economic value added; profits; return on assets; return on equity; return on investment; revenues; stock price; or total shareholder return. Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, our past performance and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, shareholders’ equity, shares outstanding, investments, assets or net assets. To satisfy the requirements that apply to performance-based compensation, our shareholders must approve these goals, and approval of the plan will constitute approval of the foregoing goals.

Who administers the plan?

          The plan is administered by a committee selected by the Board and consisting solely of two or more outside members of the Board. If the committee does not exist, or for any other reason determined by the Board, the Board may take any action under the plan that would otherwise be the responsibility of the committee. Initially the committee will be the Compensation Committee currently comprised of Albert Cozzi, Orson Oliver, and Roman Epelbaum.

What is the authority of the committee?

          The committee will have the authority and discretion to select from among the eligible individuals those persons who shall receive awards, to determine the time or times of receipt, to determine the types of awards and the number of shares covered by the awards, to establish the terms, conditions, performance criteria, restrictions, and other provisions of such awards, and subject to certain limits, to cancel or suspend awards. The committee will have the authority and discretion to interpret the plan, to establish, amend, and rescind any rules and regulations relating to the plan, to determine the terms and provisions of any award agreement made pursuant to the plan, and to make all other determinations that may be necessary or advisable for the administration of the plan. Any interpretation of the plan by the committee and any decision made by it under the plan is final and binding on all persons. Except to the extent prohibited by applicable law, its committee charter or the applicable rules of a stock exchange, the committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it.

What are the limits on awards under the plan?

          Currently, the maximum number of shares of common stock that participants and their beneficiaries may receive under the plan is 1,200,000. We are proposing an increase of 1,200,000 additional shares for a total maximum number of shares of 2,400,000 that participants may receive under the plan. To the extent any shares of stock covered by an award are not delivered to a participant or beneficiary because the award is forfeited or canceled, or the shares of stock are not delivered because the award is settled in cash or used to satisfy the applicable tax withholding obligation, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of stock available for delivery under the plan.

          The plan also contains the following specific limits:

• the aggregate number of shares of stock that the committee may grant to any one individual in any calendar-year period in the form of options and SARs is 150,000;

• the number of shares of stock that the committee may issue for stock unit, restricted stock, restricted stock unit, and performance share awards that are intended to be performance-based compensation granted to any one individual during any calendar-year period is 150,000; and

          The shares of stock with respect to which the committee may grant awards under the plan shall be shares currently authorized but unissued, shares currently held or that we subsequently acquire as treasury shares, to the extent permitted by law, and shares purchased in the open market or in private transactions. A participant who receives shares of stock awarded under the plan must hold those shares for six months before the participant may dispose of such shares. The committee may settle an award under the plan in cash rather than stock. The closing price with respect to the stock on April 27, 2010 was $12.58 per share (adjusted to reflect the 3-for-2 stock split).

          In the event of a corporate transaction involving us including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares, the committee may adjust awards to preserve the benefits or potential benefits of the awards. Action by the committee may include:

• adjustment of the number and kind of shares that the committee may deliver;

• adjustment of the number and kind of shares subject to outstanding awards;

• adjustment of the exercise price of outstanding options and SARs; and

• any other adjustments that the committee determines to be equitable.

          Except as otherwise provided by the committee, awards under the plan are not transferable except as designated by the participant by will or by laws of descent and distribution.

What happens to awards upon a change in control?

          Generally, the committee may provide under the terms of any award that upon a change in control, as defined in the plan, all outstanding options and SARs will become fully exercisable and all stock units, restricted stock, restricted stock units and performance shares will become fully vested.

What is the duration of the plan?

          The plan will continue in effect until terminated by the Board; provided, however, that no award may be granted under the plan after the ten-year anniversary of the effective date of the plan. However, any awards that are outstanding after the plan termination will remain subject to the terms of the plan.

May we amend or terminate the plan?

          The Board may, at any time, amend or terminate the plan, provided that no amendment or termination may, in the absence of consent to the change by the affected participant, adversely affect the rights of any participant or beneficiary under any award granted under the plan prior to the date the Board adopts such amendment. However, no amendment may increase the limits on shares, decrease the minimum option or SAR exercise price, or modify the restrictions on repricing without shareholder approval.

What is the income tax treatment of awards under the plan?

          The following is a brief description of the federal income tax treatment that will generally apply to awards under the plan based on current federal income tax rules.

• NON-QUALIFIED STOCK OPTIONS. The grant of a non-qualified stock option will not result in taxable income to the participant. Except as described below, the participant will realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the stock acquired over the exercise price for those shares, and we have the right to a corresponding tax deduction. Gains or losses realized by the participant upon disposition of such shares will be treated as capital gains and losses, with the basis in such stock equal to the fair market value of the shares at the time of exercise.

• INCENTIVE STOCK OPTIONS. The grant of an incentive stock option will not result in taxable income to the participant. The exercise of an incentive stock option will not result in taxable income to the participant provided that the participant was, without a break in service, our employee during the period beginning on the date of the grant of the option and ending on the date three months prior to the date of exercise or one year prior to the date of exercise if the participant is disabled, as that term is defined in the Internal Revenue Code. The excess of the fair market value of the stock at the time of the exercise of an incentive stock option over the exercise price is an adjustment that is included in the calculation of the participant’s alternative minimum taxable income for the tax year in which the participant exercises the incentive stock option.

          If the participant does not sell or otherwise dispose of the stock within two years from the date of the grant of the incentive stock option or within one year after the transfer of such stock to the participant, then, upon disposition of such stock, any amount realized in excess of the exercise price will be taxed to the participant as long-term capital gain and we will have the right to a corresponding tax deduction. A participant will recognize a capital loss to the extent that the amount realized is less than the exercise price.

          If the foregoing holding period requirements are not met, the participant will generally realize ordinary income at the time of the disposition of the shares, in an amount equal to the lesser of the excess of the fair market value of the stock on the date of exercise over the exercise price, or the excess, if any, of the amount realized upon disposition of the shares over the exercise price, and we will have the right to a corresponding tax deduction. If the amount realized exceeds the value of the shares on the date of exercise, any additional amount will be capital gain. If the amount realized is less than the exercise price, the participant will recognize no ordinary income, and the participant will recognize a capital loss equal to the excess of the exercise price over the amount realized upon the disposition of the shares.

• STOCK APPRECIATION RIGHTS. The grant of an SAR will not result in taxable income to the participant. Upon exercise of an SAR, the amount of cash or the fair market value of stock received will be taxable to the participant as ordinary income and we will have the right to a corresponding deduction. Gains and losses realized by the participant upon disposition of any such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of exercise.

• PERFORMANCE SHARES AND PERFORMANCE UNITS. A participant who the committee granted a performance share award or performance unit award will not realize taxable income at the time of grant and we will not have the right to a corresponding deduction. The participant will have compensation income at the time of distribution equal to the amount of cash received and the then fair market value of the distributed shares. We will have the right to a corresponding tax deduction.

• RESTRICTED AND OTHER STOCK. A participant to whom the committee has granted a restricted stock award will not realize taxable income at the time of grant and we will not have the right to a corresponding deduction, assuming that the restrictions constitute a substantial risk of forfeiture for federal income tax purposes. Upon the vesting of stock subject to an award, the holder will realize ordinary income in an amount equal to the then fair market value of those shares, and we will have the right to a corresponding tax deduction. Gains or losses realized by the participant upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of vesting. Dividends paid to the holder during the restriction period, if so provided, will also be compensation income to the participant and we will have the right to a corresponding tax deduction. A participant may elect pursuant to section 83(b) of the Internal Revenue Code to have income recognized at the date of grant of a restricted stock award in an amount equal to the fair market value at the date of grant, and to have the applicable capital gain holding period commence as of that date. If the participant makes this election, we will have the right to a corresponding tax deduction.

Will we withhold tax under the plan?

          We will withhold amounts from participants to satisfy withholding tax requirements. Subject to guidelines established by the committee, participants may have stock withheld from awards or may tender stock to us to satisfy tax withholding requirements.

Does the plan satisfy the requirements of Section 162(m)?

          Section 162(m) of the Internal Revenue Code disallows a federal income tax deduction for certain compensation in excess of $1 million per year paid to each of our chief executive officer and four other most highly compensated executive officers. Compensation that qualifies as performance-based compensation is not subject to the $1 million limit.

Should a participant in the plan seek professional tax advice?

          The preceding discussion is based on federal tax laws and regulations presently in effect, which are subject to change, and the discussion does not purport to be a complete description of the federal income tax aspects of the plan. A participant may also be subject to state and local taxes in connection with the grant of awards under the plan. We suggests that participants consult with their individual tax advisors to determine the applicability of the tax rules to the awards granted to them in their personal circumstances.

What percentage vote must approve this proposal for adoption?

          Approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting.

Shares Available for Grant and Options/Warrants Outstanding

          The following information is provided as of December 31, 2009 with respect to our existing compensation plans, including individual compensation arrangements, under which our equity securities are authorized for issuance:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans

Equity compensation plans approved by security holders (1)	90,000	$4.23	1,110,000
Equity compensation plans not approved by security holders	—	—	—
Total	90,000	$4.23	1,110,000

(1)

Pending shareholder approval, 1,200,000 additional shares of our common stock will be reserved under our long term incentive plan, so that the total number of shares reserved under our long term incentive plan will increase from 1,200,000 to 2,400,000 shares.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF AN 1,200,000 SHARE INCREASE IN THE RESERVATION OF SHARES OF OUR COMMON STOCK FROM 1,200,000 TO 2,400,000 FOR ISSUANCE UNDER OUR LONG TERM INCENTIVE PLAN.

          ITEM IV. APPROVAL OF THE ISSUANCE OF 300,000 SHARES OF OUR COMMON STOCK FOR THE PURCHASE OF CERTAIN INTANGIBLE ASSETS.

          On July 1, 2010, we will enter into an asset purchase agreement and a non-compete agreement with Venture Metals, LLC, 3409 Camp Ground Road, Louisville, KY 40211, conditioned upon approval of our shareholders of the issuance of 300,000 shares of our common stock. In consideration for the transfer of the Venture Metals, LLC name and entry into the Non-Compete Agreement, we shall deliver to Venture Metals, LLC 300,000 shares of our common stock based on a price of $7.53 per share (the “Purchase Price”) based on the stock price on March 5, 2010, adjusted for the 3-for-2 stock split. The buyer will pay $1,348,942.41 cash to Venture Metals as additional consideration for the asset transfer and non-compete agreement.

          The purchase price was negotiated between us and Steve Jones, co-owner of Venture Metals, LLC. Venture Metals, LLC is owned by Steve Jones and Jeff Valentine, both of whom are our employees. At the same time as these negotiations took place, we renegotiated the employment agreements of Mr. Jones and Mr. Valentine, as further described in the Executive Compensation discussion below. Mr. Jones and Mr. Valentine’s original employment agreements were entered into in connection with our prior purchase of assets from Venture Metals, LLC. An outside financial consultant is also assessing the transaction to provide an opinion of the fair value of the transaction. We expect his opinion to be comparable with the negotiated price.

          The material terms of the Non-Compete Agreement include that (i) Venture Metals, or any name that Venture Metals may become, agrees that for a period of five (5) years from the date of this Agreement (the “Non-Competition Period”), Venture Metals will not directly or indirectly (a) engage in any business which is the same or substantially the same as any business of ISA (the “Restricted Business”), or (b) have any interest in any other business venture, whether as a debt or equity holder, member, manager, partner, agent, security holder, consultant or otherwise, that directly or indirectly is engaged in the Restricted Business, within one hundred (100) direct miles of any geographic area in which ISA, its affiliates or any of their respective subsidiaries, engage in the business operations as of the date hereof (the “Restricted Area”); (ii) during the Non-Competition Period, Venture Metals shall not, directly or indirectly, (a) solicit for employment or employ (or attempt to solicit for employment or employ), for Venture Metals or on behalf of any other person (other than ISA or any of its respective subsidiaries), or (b) otherwise encourage any such employee to leave his or her employment with ISA, its affiliates or any of their respective subsidiaries; (iii) during the Non-Competition Period, Venture Metals shall not, directly or indirectly, (a) solicit, call on, or transact or engage in the Restricted Business with (or attempt to do any of the foregoing with respect to) any customer (i.e.: North American Stainless), distributor, vendor, supplier or agent with whom ISA, its affiliates or any of their respective subsidiaries shall have dealt, or that ISA, its affiliates or any of their respective subsidiaries shall have actively sought to deal, for or on behalf of Venture Metals or any other person (other than ISA, its affiliates or any of their respective subsidiaries) in connection with the Restricted Business or (b) encourage any such customer, distributor, vendor, supplier or agent to cease, in whole or in part, its business relationship with ISA, its affiliates or any of their respective subsidiaries; and (iv) if Venture Metals breaches the terms of this Agreement, ISA will be entitled to the following remedies: (a) damages from Venture Metals; (b) to offset against any and all amounts owing to Venture Metals under the Asset Purchase Agreement any and all amounts which ISA claims under Subsection 6(a) of this Agreement; (c) in addition to its right to damages and any other rights it may have to obtain injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of this Agreement, it being agreed that money damages alone would be inadequate to compensate ISA and would be an inadequate remedy for such breach; and (d) the rights and remedies of the parties to this Agreement are cumulative and not alternative.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE ISSUANCE OF 300,000 SHARES OF OUR COMMON STOCK FOR THE PURCHASE OF CERTAIN INTANGIBLE ASSETS.

EXECUTIVE COMPENSATION

The following table summarizes the compensation awarded to, paid to, or earned by our principal executive officer and the two most highly compensated executive officers other than our principal executive officer.

2009 Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings($)	All Other Compensation ($)		Total ($)

Harry Kletter	2009	$—		$—	$—		$—	$—	$—	$822,000	(1)	$822,000
CEO	2008	—		—	—		—	—	—	793,272	(1)	793,272
Brian Donaghy
President and	2009	200,050		—	238,800	(2)	—	—	—	22,873	(3)	461,723
COO	2008	159,000	(4)	—	161,400	(2)	—	—	—	12,000	(3)	332,400
Steve Jones
Vice President	2009	192,300		—	—		—	—	—	6,453	(3)	198,753
– ISA Alloys	2008	—		—	—		—	—	—	—		—

(1) Although Mr. Kletter did not receive any compensation directly from us, he received $822,000 in 2009 and $793,272 in 2008 as the sole member of K & R, the lessor of our facilities, in the form of rent and consulting fees.

A description of Mr. Harry Kletter’s compensation is under Certain Relationships and Related Transactions with respect to the K & R lease term.

(2) Per Mr. Donaghy’s original employment agreement, in 2007 Mr. Donaghy received 30,000 shares valued at the then current market price of $7.19 per share, totaling $215,800, as determined on August 2, 2007. During 2008 Mr. Donaghy received 15,000 shares valued at the then current market price of $10.76 per share, totaling $161,400, as determined on August 1, 2008. During 2009, Mr. Donaghy received 15,000 shares valued at the then current market price of $3.20 per share, totaling $48,000 as determined on April 2, 2009. As of December 31, 2009, Mr. Donaghy earned an additional 30,000 shares valued at the then current market price of $6.36 per share, totaling $190,800, to be payable in 2010. These amounts reflect the aggregate grant date fair value of stock awards computed in accordance with ASC Topic 718.

(3) The amounts reflect our contribution to the 401(k) plan, the automobile allowance for Mr. Donaghy in the amount of $1,000 and Mr. Jones in the amount of $700 per month, and the cost of Health, Dental, Life, STD, and LTD benefits paid by the company.

(4) 2008 salary includes 53 weeks of pay.

We did not grant performance-based awards or any other equity awards in 2009.

We do not have a post-employment compensation plan.

Executive and Management Incentive Plans:

          The objectives of the Company’s compensation practices are to establish compensation that is competitive in the market, rewards performance, and maintains internal equity among similar positions. In order to help achieve these objectives, certain executives will be eligible for bonuses under a new Executive Incentive Plan (“EIP”) and certain employees, including executives, will be eligible for bonuses under a new Management Incentive Plan (“MIP”), both of which become effective July 1, 2010. We designed these plans to reward individual and team performance, and attract and retain talented employees. These plans complement the major elements of the Company’s current compensation programs, which include base salary and the long-term incentive plan. We believe this combination of compensation elements will balance short term goals with the long term results of the Company and will avoid excessive risk taking behavior. Both plans are described below.

Management Incentive Plan (MIP):

          Senior level managers, executive officers, and certain other individual employees will participate in the MIP. The MIP is designed to motivate participants to achieve business goals and provide financial incentives when the company and business areas meet or exceed the MIP goals and targets. The 2010 MIP target is based on the Return On Net Assets (“RONA”) of 31% achieved by the Company in 2009.

Employee	Target Bonus	Company %	Target Bonus	Individual %	Target Bonus

Level 5	1-2 weeks pay	100%
Level 4	1-2 weeks pay	100%
Level 3	10% Bonus	25%	2.5%	75%	7.5%
Level 2	25% Bonus	40%	10%	60%	15%
Level 1	100% Bonus	100%	100%

          ISA Management will evaluate eligible employees and place them in one of five bonus levels determined by their opportunity to contribute to Net Income. The following table explains each level and bonus target.

          For Levels 4 and 5 employees, the MIP provides for an incentive cash bonus based upon the RONA achieved by the Company, and the employee’s weekly base pay. Employees will receive one week’s pay as a bonus if RONA is 20% or greater. Level 4 employees will receive an additional week’s pay as a bonus if RONA is 30% or greater, and Level 5 employees will receive an additional week’s pay as a bonus if RONA is 35% or greater. We will pay such bonuses as soon as possible after year end, based on year end close.

           For Levels 2 and 3 employees, the MIP provides for an incentive cash bonus based upon a combination of the RONA achieved by the Company, the individual’s contribution to RONA, and a percentage of the employee’s annual base salary. The target bonus percentage for Level 2 employees is 25% of annual base salary. The target bonus percentage for Level 3 employees is 10% of annual base salary. We will pay these bonuses as soon as possible after year end.

          For Levels 1 and 1A employees, the MIP provides for an incentive cash bonus based upon the RONA achieved by the Company. The target bonus percentage for Level 1 employees is 100% of annual base salary. The target bonus percentage for Level 1A employees is 75% of annual base salary. We will pay these bonuses as soon as possible after year end.

Executive Incentive Plan (EIP):

          The President and Chief Operating Officer, the Chief Administrative Officer, and the Vice-President of Operations – ISA Alloys will participate in the EIP. The EIP is designed to motivate participants to achieve business goals and provide financial incentives when the company and business areas meet or exceed the EIP goals and targets. The 2010 EIP target is based on the RONA of 31% achieved by the Company in 2009, or approximately $9,000,000. The payout rate will be calculated based on the actual/estimated three-year RONA total divided by the target three-year RONA total. The actual payout amount will be calculated by multiplying the payout rate by the executive’s annual base salary. Executives will be able to choose whether the award will be paid in cash, stock, or a combination of the two. We will pay these bonuses as soon as possible after year end.

Executive Employment Agreement with Brian Donaghy:

          On August 2, 2007, we named Brian G. Donaghy our president and chief operating officer for an initial term commencing on August 2, 2007 and ending on December 31, 2011, unless earlier terminated. In connection with his selection as president and chief operating officer, we entered into an executive employment agreement with him. The original executive employment agreement stipulated that Mr. Donaghy was to receive a base salary of $3,000 per week or $156,000 annually, subject to a cost of living increase each January 1, plus benefits. Mr. Donaghy has the right to participate in all medical and hospitalization, group life insurance, retirement, and any and all other welfare and fringe benefits. We have provided Mr. Donaghy with a term life insurance policy with a death benefit not to exceed $50,000. We also provide Mr. Donaghy with a monthly car payment allowance the amount of which will not exceed $1,000 per month, which Mr. Donaghy has used to acquire an automobile he selected with our concurrence. Additionally, during the initial term of the original agreement, including for the year ended December 31, 2007 for which our Board of Directors authorized the grant of 30,000 shares of our common stock for Mr. Donaghy, Mr. Donaghy has the right to receive 30,000 shares of our common stock per year, upon satisfaction of certain conditions, including that Mr. Donaghy has completed a full year of employment which he has since satisfied, and that our EBITDA exceeds $4.5 million for the previous fiscal year. In no event will Mr. Donaghy receive more than 150,000 shares of our common stock under the original employment agreement. We entered into an amended executive employment agreement effective April 14, 2009, increasing Mr. Donaghy’s annual salary to $200,000 retroactive to January 1, 2009, and extending the initial term of our employment agreement with Mr. Donaghy through December 31, 2013. Another change in the amended executive employment agreement authorizes the issuance of an additional 30,000 shares of our common stock per year for 2012 and 2013, which was approved by the shareholders at the annual meeting on June 16, 2009 and payment of which is subject to the Company’s achievement of the EBITDA requirement under the agreement. We entered into an amended executive employment agreement effective April 1, 2010, extending the initial term of our employment agreement with Mr. Donaghy through June 30, 2015. Other changes in the amended executive employment agreement entitle Mr. Donaghy to the following: (i) a bonus based as a Level 1 employee under the Management Incentive Plan (the “MIP”), dated July 1, 2010, for calendar year 2010 provided he remains employed by the Company during the entirety of calendar year 2010; (ii) a bonus as a Level 1 employee based on satisfaction of the criteria under the Executive Incentive Plan (the “EIP”) dated July 1, 2010 provided he remains employed by the Company during the entirety of calendar year 2010; (iii) a bonus up to fifteen thousand (15,000) shares of the Company’s common stock per annum commencing in 2011 for calendar year 2010, and thereafter in 2012, 2013, 2014, 2015 and 2016 for calendar years 2011, 2012, 2013, 2014 and 2015, respectively, resulting in a maximum of seventy-five thousand (75,000) shares of the Company common stock over the initial term (but in no event greater than 15,000 shares in any one calendar year) based on satisfaction of the return on net assets (“RONA”) criteria set forth in an Exhibit included in the employment agreement; and (iv) a bonus up to two hundred and twenty-five thousand (225,000) shares of the Company’s common stock over the Initial Term based on satisfaction of the 5 year (2010-2014) average return on net assets (“RONA”) criteria set forth in an Exhibit included in the employment agreement.

          We may terminate Mr. Donaghy’s employment with or without cause. His employment agreement provides that cause includes such things as Mr. Donaghy’s failing to follow the instructions of our chief executive officer or board of directors, his failing to act in accordance with our handbook, his violating the terms of his employment agreement or any federal or state securities laws, and his violating or failing to fulfill his fiduciary duty of loyalty to us. If we terminate Mr. Donaghy’s employment without cause, then through the initial term of the agreement, or any applicable one year renewal period, we will continue to pay Mr. Donaghy his base salary as well as certain employee benefits, including any benefits he was receiving or was entitled to receive under our life, accident, dental and group health insurance plans, 401K, FSA or similar health or welfare plans at the time of his termination. We are also required to grant Mr. Donaghy any shares of our common stock that he would have been entitled to receive during the initial term of the agreement had we not terminated him. If, however, we terminate Mr. Donaghy’s employment for cause, or if Mr. Donaghy voluntarily terminates his employment, or if his employment ends as a result of his death, we must pay him his accrued base salary through the termination date or date of death, as applicable, including any employee benefits that he is entitled to receive on that date. He will also be entitled to receive any shares of our common stock that he would have been entitled to receive for the year in which the termination or his death occurred, as applicable. If Mr. Donaghy’s employment ends as a result of his incapacity, he shall be entitled to receive either worker’s compensation benefits or insured benefits as provided by our disability policy. He will also be entitled to receive any shares of our common stock that he would have been entitled to receive for the year in which he became incapacitated.

Executive Employment Agreement with Steve Jones:

          In January 2009, we hired Steve Jones as an employee in conjunction with the acquisition of certain assets of Venture Metals, LLC, of which Mr. Jones is a 50% owner. We named Mr. Jones Vice President of Operations – ISA Alloys and entered into an executive employment agreement with him for an initial term commencing on June 1, 2009 and ending on May 31, 2014. If neither party provides a notice of nonrenewal more than ninety days prior to the expiration of the Initial Term or any Renewal Term, the terms of the agreement shall be extended for an additional one year period, commencing on June 1, 2014. The executive employment agreement stipulates that Mr. Jones shall receive a base salary of $3,846.15 per week or $199,992 annually. Mr. Jones is entitled to participate in all medical and hospitalization, group life insurance, retirement, and any and all other welfare and fringe plan benefits. We also provide Mr. Jones with a term life insurance policy with a death benefit not to exceed $50,000.00. Mr. Jones is also entitled to a maximum of two weeks paid vacation during each calendar year and to reimbursement of reasonable business expenses incurred. We also provide Mr. Jones with a monthly car payment allowance the amount of which will not exceed $700 per month, which Mr. Jones has used to acquire an automobile he selected with our concurrence. Additionally, during the initial term of the original agreement or any subsequent renewal term, Mr. Jones has the right to receive an annual performance bonus in cash equal to seven and one-half percent (7.5%) of the amount determined, for each fiscal year of the Company during the Initial Term, by (i) the Segment profit of ISA Alloys (the “Alloys Segment Profit”) minus (ii) the product of (a) the selling, general and administrative expenses under the Other category, times (b) the percentage determined by dividing the Alloys Segment Profit by the Segment profit under the Segment Totals category, all as reflected in the Segment Information note of the Notes to Consolidated Financial Statements as contained in the most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, commencing with the Annual Report on Form 10-K to be filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2009; provided that he has completed a minimum of eleven (11) consecutive months of employment with the Company, which Mr. Jones has since satisfied.

          In connection with the transaction with Venture Metals, described on page 18, Mr. Jones has agreed to renegotiate his employment agreement with us. Accordingly, we will enter into an amended executive employment agreement effective July 1, 2010 extending the initial term of our employment agreement with Mr. Jones through June 15, 2015. Other changes in the amended executive employment agreement entitle Mr. Jones to the following: (i) a bonus based as a Level 1 employee under the Management Incentive Plan (the “MIP”), dated July 1, 2010, for calendar year 2010 provided he remains employed by the Company during the entirety of calendar year 2010; (ii) a bonus as a Level 1 employee based on satisfaction of the criteria under the Executive Incentive Plan (the “EIP”) dated July 1, 2010 provided he remains employed by the Company during the entirety of calendar year 2010; (iii) a bonus up to forty-five thousand (45,000) shares of the Company’s common stock per annum commencing in 2011 for calendar year 2010, and thereafter in 2012, 2013, 2014, 2015 and 2016 for calendar years 2011, 2012, 2013, 2014 and 2015, respectively, resulting in a maximum of two hundred and twenty-five thousand (225,000) shares of the Company common stock over the initial term (but in no event greater than 45,000 shares in any one calendar year) based on satisfaction of the return on net assets (“RONA”) criteria set forth in an Exhibit included in the employment agreement; (iv) a bonus up to two hundred and twenty-five thousand (225,000) shares of the Company’s common stock over the Initial Term based on satisfaction of the 5 year (2010-2014) average return on net assets (“RONA”) criteria set forth in an Exhibit included in the employment agreement; (v) a maximum of three weeks paid vacation; (vi) a monthly car allowance which will not exceed $1,000; and (vii) a term life insurance policy with a death benefit not to exceed $1,000,000. The annual bonus of a cash payment equal to 7.5% of the amount determined for each fiscal year of the segment profit of ISA Alloys minus selling, general and administrative expenses applicable to the ISA Alloys segment contained in the current employment agreement will be eliminated in the amended agreement.

          We may terminate Mr. Jones’ employment with or without cause. His employment agreement provides that cause includes such things as Mr. Jones’ failing or refusing to follow the legal instructions or resolutions of the Board of Directors, his failing or refusing to follow the legal instructions of the Chief Executive Officer or President of the Company, his absenteeism from the Company in violation of the terms and conditions of the Agreement, his violation of any term or condition of this Agreement, his violation of any securities law (federal or state) during the term of this Agreement, his breach of Executive’s duty of loyalty or fulfilling duty to the Company, his failure to act in accordance with the terms of the Company handbook in all material respects; or his commission of any felony or misdemeanor involving moral turpitude. If we terminate Mr. Jones’ employment without cause, then through the initial term of the agreement, or any applicable renewal term, we will continue to pay Mr. Jones his base salary as well as certain employee benefits, including any benefits he was receiving or was entitled to receive under our life, accident, dental and group health insurance plans, 401K, FSA or any similar health or welfare plans at the time of his termination. If, however, we terminate Mr. Jones’ employment for cause, or if Mr. Jones voluntarily terminates his employment, or if his employment ends as a result of his death, we must pay him his accrued base salary through the termination date or date of death, as applicable, including any employee benefits that he is entitled to receive on that date. If Mr. Jones’ employment ends as a result of his incapacity, he shall be entitled to receive either worker’s compensation benefits or insured benefits as provided by our disability policy.

Change of Control Agreements.

          None of the Company’s employment agreements provide for payments in the event of a change of control.

Outstanding Equity Awards at Fiscal Year-End 2009

The following table provides information with respect to outstanding equity awards for each named executive officer as of December 31, 2009.

Name	Option Awards					Stock Awards

	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares of Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Unit or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Harry Kletter CEO	—	—	—	—	—	—	—	—	—

Brian Donaghy (1)(2) President and COO	—	—	—	—	—	—	—	—	—

Steve Jones Vice President	—	—	—	—	—	—	—	—	—

(1)	Mr. Donaghy earned 30,000 shares of our common stock as of December 31, 2009, but they had not been issued as of April 27, 2010. Closing stock price on December 31, 2009 was $6.36 per share.

(2)

Mr. Donaghy has the right to receive 30,000 shares of our common stock per year for five years if our EBITDA exceeds $4.5 million for the previous fiscal year pursuant to our original employment agreement with him.

The following table summarizes the compensation earned by or awarded to each director, other than a named executive officer, during 2009.

2009 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)

Albert Cozzi	$24,000	$—	$31,690	(1)	$—	$—	$—		$55,690

Orson Oliver	—	—	31,690	(1)	—	—	7,828	(2)	39,518

Roman Epelbaum	24,000	—	31,690	(1)	—	—	—		55,690

(1)

The amount reflects 30,000 stock options outstanding at year end. The market value of the stock options is based on a closing price of $4.23 per share on grant date, July 1, 2009. These amounts reflect the aggregate grant date fair value of stock awards computed in accordance with ASC Topic 718.

(2)

The amount reflects Mr. Oliver’s personal use of our company vehicle during the calendar year 2009. Mr. Oliver has elected use of our company vehicle in lieu of cash fees. He did not receive any other compensation from us in 2009.

          From January through May 2006, and in 2005 and preceding years, we granted an annual fee of $12,000 payable in equal monthly installments for all non-employee directors. Beginning in June 2006, we granted a fee of $1,000 per Board of Directors meeting attended for all non-employee directors, plus an additional $500 per meeting for every audit or executive committee meeting attended. Beginning in June 2007, we granted a fee of $2,000 per month to each Director. We paid the Directors for thirteen months in 2008, which includes the December 2007 payment. In 2009, we also awarded each Director 30,000 stock options.

          Mr. Kletter receives no additional consideration for serving on the Board of Directors. The compensation committee will determine fees for all non-employee directors elected to serve until 2010 at the first regular meeting of the Board that it will hold following the annual shareholder meeting on June 10, 2010.

Certain Relationships and Related Transactions

     POLICIES AND PROCEDURES FOR RELATED PERSON TRANSACTIONS

          Our board of directors has adopted written policies and procedures for the review of any transaction, arrangement, or relationship in which we are a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

          If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our board. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the audit committee will review, and in its discretion may ratify the related person transaction. The policy also permits the chairman of the audit committee to review and, if deemed appropriate, approve proposed related person transactions that arise between audit committee meetings, subject to ratification by the audit committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually. If the related person at issue is a director of ISA, or a family member of a director, then that director would recuse himself and abstain from voting on the approval of the related person transaction, but may, if so requested by the chair of the audit committee, participate in some or all of the committee’s discussions of the related person transaction.

          A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the audit committee after full disclosure of the related person’s interest in the transaction.

          As appropriate for the circumstances of the related person transaction, the audit committee will review and consider the following:

•	The related person’s interest in the related person transaction;

•	The approximate dollar value of the amount involved in the related person transaction;

•	The approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	Whether the transaction will be undertaken in the ordinary course of our business;

•	Whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	The purpose of, and the potential benefits to us of, the transaction; and

•

Any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

          The audit committee may approve or ratify the transaction only if it determines that, under all of the circumstances, the transaction is in, or not inconsistent with, our best interests. The audit committee may impose any conditions on the related person transaction that it deems appropriate.

          Unless the transaction is excluded by the instructions to the SEC’s related person transaction disclosure rule, any approved related person transaction would be disclosed in accordance with SEC rules.

          The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the compensation committee in the manner specified in its charter.

          In general, we are of the view that the following transactions with related persons are not significant to investors because they take place under our normal course of business: the sale or purchase of products or services in the ordinary course of business and on an arm’s-length basis; the employment by us where the compensation and other terms of employment are determined on a basis consistent with our human resources policies; and any contributions made by us in accordance with our corporate contributions guidelines.

K & R Lease; K & R Consulting Agreement

          On February 16, 1998 our Board of Directors ratified and formalized an existing relationship in connection with (i) our leasing of the facilities from K & R and (ii) the provision of consulting services from K & R to us. K & R is our affiliate and Harry Kletter, our chairman of the Board and chief executive officer, is the sole member of K & R. Accordingly, Mr. Kletter’s interest in the transaction described below is substantially equivalent to that of K & R.

          Lease Agreement. The lease agreement, effective as of January 1, 1998, between K & R, as landlord, and us, as tenant, covers approximately 20.5 acres of land and the improvements thereon, which are located at 7100 Grade Lane in Louisville, Kentucky. The principal improvements consist of an approximately 22,750 square foot building used as the corporate office, an approximately 8,286 square foot building used for our commercial, retail and industrial waste and recycling management services offices, an approximately 13,995 square foot used as the paper recycling plant, an approximately 12,000 square foot building used for metals recycling plant, and an approximately 51,760 square foot building used as the recycling offices and warehouse space, with the remaining 15,575 square feet of space contained in five (5) buildings ranging in size from approximately 8,000 to 256 square feet.

          The initial term of the K & R lease was for ten years with two five-year option periods available thereafter. The base rent for the first five years was $450,000 per annum. The base rent for the second five years, beginning January 1, 2003, became $505,272 per annum, payable at the beginning of each month in an amount equal to $42,106. The base rent for the first five-year option period, beginning January 1, 2008, became $582,000 per annum, payable at the beginning of each month in an amount equal to $48,500. This fixed minimum rent adjusts for each five years, including for each of the option periods, in accordance with the consumer price index. The fixed minimum rent also increases to $750,000 per annum, in an amount equal to $62,500 per month in the event of a change in control. We must pay, as additional rent, all real estate taxes, insurance, utilities, maintenance and repairs, replacements (including replacement of roofs if necessary) and other expenses. The K & R lease provides for our indemnification of K & R for all damages arising out of the use of or the condition of the leased premises excepting K & R’s negligence. Under the K & R lease, “change in control” means a transaction or series of transactions as a result of which (i) any person who does not currently own a majority of our outstanding stock acquires a majority of our outstanding stock, (ii) we sell or otherwise dispose of all or substantially all of our assets or business operations to any other person; or (iii) we merge or consolidate with any other person; unless, in any such case, shareholders owning a majority of our outstanding voting stock immediately prior to the consummation of such transaction or transactions will own, upon consummation of such transaction or transactions, at least a majority of the outstanding shares of the voting stock of the person acquiring the shares or assets of the person acquiring us or surviving our merger or consolidation in the transaction(s).

          The K & R lease provides that we may use the leased premises in our metal recycling and recycled paper sorting and bailing businesses, and for our corporate offices. Without the prior consent of K & R (and in the case of (ii) below the prior consent of any mortgagee of K & R), we may not (i) make any structural alterations, improvements or additions to the K & R leased premises, or (ii) assign (including a change of control) or sublet the leased premises. The K & R lease provides our indemnification of K & R for all damages arising out of our use or condition of the leased premises excepting therefrom K & R’s negligence. The K & R lease further provides that we will agree to subordinate our leasehold interest to the mortgage interest of any mortgagee of K & R.

          The K & R lease provides for our right to terminate upon damage by fire or other casualty that cannot be reasonably repaired within, in most instances, 120 days of the damage. All rent ceases as of the “injury date” under these circumstances. The K & R lease also terminates upon condemnation of the leased premises in whole, with a condemnation of a portion of the leased premises resulting in an equitable adjustment of the fixed minimum rent.

          In 2004, we paid for repairs totaling $302,160 that we made to the buildings and property that we lease from K & R, located at 7100 Grade Lane, Louisville, Kentucky. K & R executed an unsecured promissory note, dated March 25, 2005, but effective December 31, 2004, to us for the principal sum of $302,160. K & R makes payments on the promissory note of principal and interest in ninety-six (96) monthly installments of $3,897.66. The rate of interest is five and one-half percent (5.5%) per annum. Failure of K & R to make any payment when due under this note within fifteen (15) days of its due date shall constitute a default. After the fifteen day period, the note shall bear interest at a rate equal to fifteen percent (15%) per annum and we have the right to exercise our remedies to collect full payment of the note.

          Events of default under the K & R lease include (i) our failure to pay the fixed minimum rent for 10 days after written demand therefore, (ii) any other default in our observance or performance of any of the other covenants, agreements or conditions of the K & R lease, which shall continue for 30 days after written notice, unless we shall have commenced and shall be diligently pursuing curing such default, (iii) certain bankruptcy or related events affecting us, (iv) our vacation of the leased premises, or (v) the transfer or devolution whether by operation of law or otherwise of the K & R lease or our estate or of any of our interest to anyone other than K & R. Upon the occurrence of an event of default, K & R may, at its option, terminate the K & R lease and enter into and take possession of the leased premises with the right to sue for and collect all amounts due, including damages. All payments are current.

          In an addendum to the K & R lease as of January 1, 2005, our rent increased $4,000 per month as a result of the improvements made to the property in 2004. For years 2005, 2006, 2007, 2008, and 2009, our payments to K & R of $4,000 for additional rent and the payment from K & R to us of $3,897.66 for the promissory note were offset.

          K & R Consulting Agreement. The K & R consulting agreement dated as of January 2, 1998, by and between K & R and us, remained in effect until December 31, 2009, with automatic annual renewals thereafter unless one party provided written notice to the other party of its intent not to renew at least six months in advance of the next renewal date. At December 31, 2009, the agreement automatically renewed for an additional one year. The K & R consulting agreement requires K & R to provide strategic planning and development to us, including advice on management activities, advertising, financial planning and mergers and acquisitions. We are responsible for all of K & R’s expenses and pay to K & R $240,000 in equal monthly installments of $20,000 in connection with the K & R consulting activities. The consulting agreement was amended on April 1, 2010, to increase the annual payment to K & R by $240,000 to $480,000, payable in equal monthly installments of $40,000. The Board approved the increase to the annual payment pursuant to its determination that the new consideration was consistent with the fair market value of the services provided.

          The K & R consulting agreement terminates upon a non-defaulting party providing written notice to the other party of its intent to terminate. The recipient of the notice has 10 days to cure monetary defaults and 30 days to cure non-monetary defaults (which will be extended if a cure is being diligently commenced and pursued during that 30-day period). The K & R consulting agreement also terminates upon the condemnation or destruction by fire or other casualty of all or substantially all of the leased premises. Upon termination, K & R agrees not to engage, directly or indirectly, in our business, or hire our employees for a period of five years and within 100 miles of our operations. We compensate our principal shareholder and chief executive officer through consulting fees pursuant to the K & R consulting agreement.

          The K & R consulting agreement provides for cross-indemnification of each party by the other for acts other than negligence or willful malfeasance. The K & R consulting agreement further provides that K & R must maintain the confidentiality of any of our information not otherwise in the public domain or that K & R must disclose by law.

Other related party transactions

          Donaghy Asset Purchase Agreement. During 2007, we entered into an asset purchase agreement for $1,800,000 funded primarily by a note payable to Industrial Logistic Services, LLC, the sole member of which is Brian Donaghy, our president and chief operating officer, whereby we pay $20,000 per month for 60 months for various assets including tractor trailers, trucks and containers. The note payable reflects a seven percent (7%) interest payment on the outstanding balance plus principal amortization. The outstanding balance as of March 31, 2010 was $532,172.

          Purchase of Inventory and Fixed Assets of Venture Metals, LLC. On January 13, 2009 we entered into an inventory purchase agreement with Venture Metals, LLC and its members, Steve Jones, Jeff Valentine and Carlos Corona, under which we agreed to pay to Venture Metals $8,846,794 for inventory comprised of stainless steel and high temperature alloys, which we verified as to weight. At the time of such purchase, Mr. Jones and Mr. Valentine were 49.5% owners each of Venture Metals, LLC. We funded the purchase of the inventory through our line of credit with BB&T. We subsequently paid an additional $262,265 for inventory after the final verification of weight. Mr. Jones was also hired as an ISA executive and Mr. Valentine was hired as a general manager of ISA Alloys.

          Under the agreement, we had the right to retain the use of the property located at 3409 Camp Ground Road, Louisville, Kentucky, the site of the Venture Metals business that Venture Metals leases from Luca Investments, LLC, an affiliate of Venture Metals, owned 50% each by Messrs. Jones and Valentine. We completed the acquisition of this real property on April 2, 2009. Under the agreement, we purchased the property and improvements thereon consisting of 5.67 acres with a 7,875 square foot building located thereon. We paid $2,067,041 for the property, comprised of $1,267,041 in cash and 300,000 shares of ISA common stock priced at the per share NASDAQ last sale price of $2.67, as quoted on NASDAQ at 10:30 a.m. (EDT) on April 2, 2009. We determined the purchase price for the real estate based on internal analyses as to the value of the property. BB&T provided credit to us under our $10,000,000 line of credit with BB&T funding the cash portion of the purchase price.

          On April 13, 2009, we exercised our option to purchase fixed assets under an installment purchase agreement with Venture Metals, LLC, whereby Venture Metals sold all of its fixed assets, located at 3409 Camp Ground Road, Louisville, Kentucky, to us by virtue of an installment purchase agreement effective February 11, 2009. Under the notice of exercise of option to purchase fixed assets we agreed to purchase the fixed assets on April 17, 2009 for the purchase price of $1,498,885 less the aggregate amount of all rent we paid to Venture Metals under the previous agreement, which totaled $30,000. The installment payment we owed to Venture Metals was $15,000 per month commencing March 1, 2009 with a pro-rata amount paid for the period from February 11, 2009 through February 28, 2009. A further description of the installment purchase agreement and related transactions is contained in Items 1.01 and 2.01 of Form 8-K for the event dated February 11, 2009, as filed on February 18, 2009, with the Securities and Exchange Commission by us.

          Property Purchase – Grade Lane. On September 10, 2009 we completed the acquisition of all outstanding membership interests in 7124 Grade Lane LLC and 7200 Grade Lane LLC, each a Kentucky limited liability company, owned by Harry Kletter Family Limited Partnership, a Kentucky limited partnership. Mr. Kletter is the chairman and chief executive officer of ISA and the general partner of Harry Kletter Family Limited Partnership. Mr. Kletter’s interest in the transaction is $3,200,000.

          Lohan Realty Resources, Inc., a member of the Appraisal Institute and located in Louisville, Kentucky, provided an appraisal for each property to assist ISA in determining the purchase price for the membership interests in the limited liability companies. As of the date of the appraisals on July 3, 2009, the property at 7124 Grade Lane had an “as is” estimated market value of $850,000 while the property located at 7200 Grade Lane had an “as is” estimated market value of $2,350,000. The respective purchase prices paid in the form of ISA shares to the limited partnership for the 7124 Grade Lane LLC and 7200 Grade Lane LLC were $850,003.20 and $2,349,996.80, respectively. The purchase price was paid through the issuance of 199,220 shares and 550,781 shares of ISA common stock, respectively, to 7124 Grade Lane LLC and 7200 Grade Lane LLC at the per share price of $4.27.

          The transaction received approval of the ISA audit committee comprised of independent directors, the board of directors, without the participation of Harry Kletter, the ISA chairman and chief executive officer and also the general partner of the limited partnership, and a majority of the outstanding shares of ISA common stock by written consent. Because of the relationship between Harry Kletter and ISA, NASDAQ rules required the approval of the ISA stockholders.

          Purchase of Certain Intangible Assets and Non-Compete Agreement. On July 1, 2010, we will enter into an asset purchase agreement and a non-compete agreement with Venture Metals, LLC, 3409 Camp Ground Road, Louisville, KY 40211, conditioned upon approval of our shareholders of the issuance of 300,000 shares of our common stock. In consideration for the transfer of the Venture Metals, LLC name and entry into the Non-Compete Agreement, we shall deliver to Venture Metals, LLC 300,000 shares of our common stock based on a price of $7.53 per share (the “Purchase Price”) based on the stock price March 5, 2010. The buyer will pay $1,348,942.41 cash to Venture Metals as additional consideration for the asset transfer and non-compete agreement.

          The purchase price was negotiated between us and Steve Jones, co-owner of Venture Metals, LLC. Venture Metals, LLC is owned by Steve Jones and Jeff Valentine, both of whom are our employees. At the same time as these negotiations took place, we renegotiated the employment agreements of Mr. Jones and Mr. Valentine, as further described in the Executive Compensation discussion below. Mr. Jones and Mr. Valentine’s original employment agreements were entered into in connection with our prior purchase of assets from Venture Metals, LLC. An outside financial consultant, recommended by Mountjoy Chilton Medley, LLC, is also assessing the transaction to provide an opinion of the fair value of the transaction. We expect his opinion to be comparable with the negotiated price.

          The material terms of the Non-Compete Agreement include that (i) Venture Metals, or any name that Venture Metals may become, agrees that for a period of five (5) years from the date of this Agreement (the “Non-Competition Period”), Venture Metals will not directly or indirectly (a) engage in any business which is the same or substantially the same as any business of ISA (the “Restricted Business”), or (b) have any interest in any other business venture, whether as a debt or equity holder, member, manager, partner, agent, security holder, consultant or otherwise, that directly or indirectly is engaged in the Restricted Business, within one hundred (100) direct miles of any geographic area in which ISA, its affiliates or any of their respective subsidiaries, engage in the business operations as of the date hereof (the “Restricted Area”); (ii) during the Non-Competition Period, Venture Metals shall not, directly or indirectly, (a) solicit for employment or employ (or attempt to solicit for employment or employ), for Venture Metals or on behalf of any other person (other than ISA or any of its respective subsidiaries), or (b) otherwise encourage any such employee to leave his or her employment with ISA, its affiliates or any of their respective subsidiaries; (iii) during the Non-Competition Period, Venture Metals shall not, directly or indirectly, (a) solicit, call on, or transact or engage in the Restricted Business with (or attempt to do any of the foregoing with respect to) any customer (i.e.: North American Stainless), distributor, vendor, supplier or agent with whom ISA, its affiliates or any of their respective subsidiaries shall have dealt, or that ISA, its affiliates or any of their respective subsidiaries shall have actively sought to deal, for or on behalf of Venture Metals or any other person (other than ISA, its affiliates or any of their respective subsidiaries) in connection with the Restricted Business or (b) encourage any such customer, distributor, vendor, supplier or agent to cease, in whole or in part, its business relationship with ISA, its affiliates or any of their respective subsidiaries; and (iv) if Venture Metals breaches the terms of this Agreement, ISA will be entitled to the following remedies: (a) damages from Venture Metals; (b) to offset against any and all amounts owing to Venture Metals under the Asset Purchase Agreement any and all amounts which ISA claims under Subsection 6(a) of this Agreement; (c) in addition to its right to damages and any other rights it may have to obtain injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of this Agreement, it being agreed that money damages alone would be inadequate to compensate ISA and would be an inadequate remedy for such breach; and (d) the rights and remedies of the parties to this Agreement are cumulative and not alternative.

REPORT OF THE AUDIT COMMITTEE

          The following report of the audit committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this report by reference therein.

          In accordance with its amended and restated charter the audit committee assists the Board in fulfilling its responsibility for the oversight of the quality and integrity of our accounting, auditing and financial practices. In discharging its oversight responsibility as to the audit process, the audit committee obtained from the independent registered public accountants a formal written statement describing all relationships between the registered public accountants and us that might bear on the registered public accountants’ independence consistent with applicable requirements of the Public Company Accounting Oversight Board regarding registered public accountants’ communications with the audit committee concerning independence, and has discussed with the registered public accountants any relationships that may impact their objectivity and independence, and satisfied itself as to the registered public accountants’ independence. The audit committee also discussed with management the independent registered public accounting firm and the quality and adequacy of our internal controls. The audit committee reviewed with the independent registered public accountants their audit plans, audit scope and identification of audit risk.

          On February 25, 2010, the audit committee discussed and reviewed with the independent registered public accountants all communications required by standards of the Public Company Accounting Oversight Board, including the matters required to be discussed by PCAOB AU 380, Communication with Audit Committees, and Rule 2-07, Communication with Audit Committees, of Regulation S-X, and, with and without management present, discussed and reviewed the results of the independent registered public accountants’ examination of the financial statements. The audit committee also discussed with the independent registered public accountants matters relating to its independence, including a review of audit and non-audit fees and written disclosures from Mountjoy Chilton Medley LLP to the audit committee. The audit committee also considered whether non-audit services provided by the independent auditors are compatible with the independent auditors’ independence.

          The audit committee reviewed our audited financial statements with the independent registered public accountants on February 25, 2010 and with management on February 25, 2010. The audit committee met a total of two times during the first quarter of 2010 to review the report from the independent accountants and the management letter prior to releasing the Form 10-K annual report for the fiscal year ended December 31, 2009, and to review the Form 10-K annual report and related press releases for the fiscal year ended December 31, 2009. Based upon these reviews, the audit committee recommended to the Board that our audited financial statements be included in its annual report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission.

          The audit committee has considered whether the provision of these services is compatible with maintaining accounting independence.

Orson Oliver, director and audit committee Chairman
Roman Epelbaum, director and audit committee Member
Al Cozzi, director and audit committee Member

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FEES

          The aggregate fees billed for professional services by principal accountants Mountjoy Chilton Medley LLP (previously Mountjoy & Bressler, LLP) in 2009 and 2008 are as follows:

          Audit Fees: $108,950 and $107,500 to principal accountants Mountjoy Chilton Medley LLP for the years ending December 31, 2009 and 2008, respectively, for services rendered for the annual audit of our financial statements and the quarterly reviews of the financial statements included in our Form 10-Qs.

          Audit Related Fees: $6,600 and $6,275 to principal accountants Mountjoy Chilton Medley LLP for the annual audit of our 401(k) retirement plan for the years ended December 31, 2009 and 2008, respectively. Also, $6,615 to principal accountants Mountjoy Chilton Medley LLP for professional services relating to the Venture Metals, LLC acquisition and an SEC comment letter regarding a land purchase, and $27,825 for professional services relating to the SOX 404 bill for the year ending December 31, 2009. Also, $7,164 for professional services relating the Venture acquisition and an SEC comment letter for the year ending December 31, 2008.

          The audit committee is responsible for pre-approving all auditing services and permitted non-audit services that our independent registered public accountants are to perform, except as described below.

          The audit committee will establish general guidelines for the permissible scope and nature of any permitted non-audit services in connection with its annual review of the audit plan and will review such guidelines with the Board of Directors. The full audit committee, or in its absence, the chair of the audit committee, may pre-approve non-audit services. No pre-approval is necessary for the provision of non-audit services if (1) the aggregate amount of all such non-audit services constitutes no more than 5% of the total amount of revenues paid by us to the registered public accountants during the fiscal year in which the accountants provide the non-audit services, (2) we did not recognize such services at the time of engagement to be non-audit services, and (3) such services are promptly brought to the attention of the audit committee and approved prior to the completion of the audit. Mountjoy Chilton Medley LLP in 2009 did not provide any such services.

SHAREHOLDER PROPOSALS

          We must receive proposals of shareholders intended to be presented at the next annual meeting of shareholders at its principal executive offices in Louisville, Kentucky on or before January 6, 2011 for inclusion in the our proxy statement and form of proxy relating to that meeting. All shareholder proposals must comply with the applicable requirements of the federal securities laws.

OTHER MATTERS

          The Board knows of no business, which will be presented for consideration at the annual meeting other than that described above. However, if any such other business should properly come before the annual meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies in respect of any such business in accordance with their best judgment.

By Order of the Board of Directors

Michael P. Shannonhouse
Recording Secretary of the Board of Directors

Louisville, Kentucky
May 6, 2010

ANNEX A

Industrial Services of America, Inc.
Long Term Incentive Plan

SECTION 1
GENERAL

1.1. PURPOSE. Industrial Services of America, Inc. Long Term Incentive Plan (the “Plan”) has been established by Industrial Services of America, Inc. (the “Company”) to (i) attract and retain persons eligible to participate in the Plan; (ii) motivate Participants, by means of appropriate incentives, to achieve long-range goals; (iii) provide incentive compensation opportunities that are competitive with those of other similar companies; and (iv) align the interests of Participants with those of the Company’s shareholders.

1.2. PARTICIPATION. Subject to the terms and conditions of the Plan, the Committee shall determine and designate, from time to time, from among the Eligible Individuals, those persons who will be granted one or more Awards under the Plan, and thereby become “Participants” in the Plan.

1.3. OPERATION, ADMINISTRATION, AND DEFINITIONS. The operation and administration of the Plan, including the Awards made under the Plan, shall be subject to the provisions of Section 4 (relating to operation and administration). Capitalized terms in the Plan shall be defined as set forth in the Plan (including the definition provisions of Section 8 of the Plan).

SECTION 2
OPTIONS AND SARS

2.1. DEFINITIONS.

          (a) The grant of an “Option” entitles the Participant to purchase shares of Stock at an Exercise Price and during a specified time established by the Committee. Any Option granted under this Section 2 may be either a non-qualified option (an “NQO”) or an incentive stock option (an “ISO”), as determined in the discretion of the Committee. An “NQO” is an Option that is not intended to be an “incentive stock option” as that term is described in section 422(b) of the Code. An “ISO” is an Option that is intended to satisfy the requirements applicable to an “incentive stock option” described in section 422(b) of the Code.

          (b) A stock appreciation right (an “SAR”) entitles the Participant to receive, in cash or Stock (as determined in accordance with subsection 2.5), value equal to (or otherwise based on) the excess of: (a) the Fair Market Value of a specified number of shares of Stock at the time of exercise; over (b) an Exercise Price established by the Committee.

2.2. EXERCISE PRICE. The “Exercise Price” of each Option and SAR granted under this Section 2 shall be established by the Committee or shall be determined by a method established by the Committee at the time the Option or SAR is granted; except that the Exercise Price shall not be less than 100% of the Fair Market Value of a share of Stock on the date of grant.

2.3. EXERCISE. An Option and an SAR shall be exercisable in accordance with such terms and conditions and during such periods as may be established by the Committee.

2.4. PAYMENT OF OPTION EXERCISE PRICE. The payment of the Exercise Price of an Option granted under this Section 2 shall be payable in cash.

2.5. SETTLEMENT OF AWARD. Settlement of Options and SARs is subject to subsection 4.7.

2.6. NO REPRICING, CANCELLATION, OR RE-GRANT OF OPTIONS. Except for adjustments pursuant to subsection 4.2(f) (relating to adjustment of shares), the Exercise Price for any outstanding Option granted under the Plan may not be decreased after the date of grant nor may an outstanding Option granted under the Plan be surrendered to the Company as consideration in exchange for the grant of a new Option with a lower exercise price.

SECTION 3
OTHER STOCK AWARDS

3.1. DEFINITIONS.

          (a) A “Stock Unit” Award is the grant of a right to receive shares of Stock in the future.

          (b) A “Performance Share” Award is a grant of a right to receive shares of Stock or Stock Units which is contingent on the achievement of performance or other objectives during a specified period.

          (c) A “Performance Unit” Award is a grant of a right to receive a designated dollar value amount of Stock which is contingent on the achievement of performance or other objectives during a specified period.

          (d) A “Restricted Stock” Award is a grant of shares of Stock, and a “Restricted Stock Unit” Award is the grant of a right to receive shares of Stock in the future, with such shares of Stock or right to future delivery of such shares of Stock subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the Participant, or achievement of performance or other objectives, as determined by the Committee.

3.2. RESTRICTIONS ON AWARDS. Each Stock Unit Award, Restricted Stock Award, Restricted Stock Unit Award, Performance Share Award, and Performance Unit Award shall be subject to the following:

          (a) Any such Award shall be subject to such conditions, restrictions and contingencies as the Committee shall determine.

          (b) If the right to become vested in a Restricted Stock Award, Restricted Stock Unit Award, Performance Share Award or Performance Unit Award is conditioned on the completion of a specified period of service with the Company or the Subsidiaries, without achievement of Performance Measures or other performance objectives being required as a condition of vesting, and without it being granted in lieu of other compensation, then the required period of service for full vesting of the Award shall be not less than two years (subject to acceleration of vesting, to the extent permitted by the Committee, in the event of the Participant’s death, disability, retirement, change in control or involuntary termination).

          (c) The Committee may designate whether any such Award being granted to any Participant is intended to be “performance-based compensation” as that term is used in section 162(m) of the Code. Any such Awards designated as intended to be “performance-based compensation” shall be conditioned on the achievement of one or more Performance Measures, to the extent required by Code section 162(m). The Performance Measures that may be used by the Committee for such Awards shall be based on any one or more of the following Company, Subsidiary, operating unit or division performance measures, as selected by the Committee: cash flow; earnings; earnings per share; market value added or economic value added; profits; return on assets; return on equity; return on investment; revenues; stock price; or total shareholder return. Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, shareholders’ equity and/or shares outstanding, investments or to assets or net assets. For Awards under this Section 3 intended to be “performance-based compensation,” the grant of the Awards and the establishment of the Performance Measures shall be made during the period required under Code section 162(m).

SECTION 4
OPERATION AND ADMINISTRATION

4.1. EFFECTIVE DATE. The Plan shall be effective as of July 1, 2009 (the “Effective Date”). The Plan shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any Awards under it are outstanding; provided, however, that no Awards may be granted under the Plan after the ten-year anniversary of the Effective Date (except for Awards granted pursuant to commitments entered into prior to such ten-year anniversary).

4.2 The shares of Stock for which Awards may be granted under the Plan shall be subject to the following:

          (a) The shares of Stock with respect to which Awards may be made under the Plan shall be shares currently authorized but unissued or currently held or subsequently acquired by the Company as treasury shares (to the extent permitted by law), including shares purchased in the open market or in private transactions. The shares of Stock must be held for a period of six months before a Participant may dispose of such shares.

          (b) Subject to the following provisions of this subsection 4.2, the maximum number of shares of Stock that may be delivered to Participants and their beneficiaries under the Plan shall be 1,200,000.

          (c) To the extent provided by the Committee, any Award may be settled in cash rather than Stock. To the extent any shares of Stock covered by an Award are not delivered to a Participant or beneficiary because the Award is forfeited or canceled, or the shares of Stock are not delivered because the Award is settled in cash or used to satisfy the applicable tax withholding obligation, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Stock available for delivery under the Plan.

          (d) Subject to paragraph 4.2(e), the following additional maximums are imposed under the Plan.

          (i) The maximum number of shares that may be covered by Awards granted to any one individual pursuant to Section 2 (relating to Options and SARs) shall be 150,000 shares during any calendar-year period. If an Option is in tandem with an SAR, such that the exercise of the Option or SAR with respect to a share of Stock cancels the tandem SAR or Option right, respectively, with respect to such share, the tandem Option and SAR rights with respect to each share of Stock shall be counted as covering one share of Stock for purposes of applying the limitations of this paragraph (i).

          (ii) For Stock Unit Awards, Restricted Stock Awards, Restricted Stock Unit Awards and Performance Share Awards that are intended to be “performance-based compensation” (as that term is used for purposes of Code section 162(m)), no more than 150,000 shares of Stock may be subject to such Awards granted to any one individual during any calendar-year period (regardless of when such shares are deliverable). If, after shares have been earned, the delivery is deferred, any additional shares attributable to dividends during the deferred period shall be disregarded.

          (e) In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Committee may adjust Awards to preserve the benefits or potential benefits of the Awards. Action by the Committee may include: (i) adjustment of the number and kind of shares which may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the Exercise Price of outstanding Options and SARs; and (iv) any other adjustments that the Committee determines to be equitable.

4.3. GENERAL RESTRICTIONS. Delivery of shares of Stock or other amounts under the Plan shall be subject to the following:

          (a) Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any shares of Stock under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933), and the applicable requirements of any securities exchange or similar entity.

          (b) To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of shares of Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

4.4. TAX WITHHOLDING. All distributions under the Plan are subject to withholding of all applicable taxes, and the Committee may condition the delivery of any shares or other benefits under the Plan on satisfaction of the applicable withholding obligations. The Committee, in its discretion, and subject to such requirements as the Committee may impose prior to the occurrence of such withholding, may permit such withholding obligations to be satisfied through cash payment by the Participant.

4.5. GRANT AND USE OF AWARDS. In the discretion of the Committee, a Participant may be granted any Award permitted under the provisions of the Plan, and more than one Award may be granted to a Participant. Awards may be granted as alternatives to or replacement of awards granted or outstanding under the Plan, or any other plan or arrangement of the Company or a Subsidiary (including a plan or arrangement of a business or entity, all or a portion of which is acquired by the Company or a Subsidiary). Subject to the overall limitation on the number of shares of Stock that may be delivered under the Plan, the Committee may use available shares of Stock as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company or a Subsidiary, including the plans and arrangements of the Company or a Subsidiary assumed in business combinations.

4.6. DIVIDENDS. Only participants that have been issued stock will receive dividend payments

4.7. SETTLEMENT AND PAYMENTS. Awards may be settled through cash payments, the delivery of shares of Stock, the granting of replacement Awards, or combination thereof as the Committee shall determine. Any Award settlement, including payment deferrals, may be subject to such conditions, restrictions and contingencies as the Committee shall determine. The Committee may permit or require the deferral of any Award payment, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest, or dividend equivalents, including converting such credits into deferred Stock equivalents. Each Subsidiary shall be liable for payment of cash due under the Plan with respect to any Participant to the extent that such benefits are attributable to the services rendered for that Subsidiary by the Participant. Any disputes relating to liability of a Subsidiary for cash payments shall be resolved by the Committee.

4.8. TRANSFERABILITY. Except as otherwise provided by the Committee, Awards under the Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution.

4.9. FORM AND TIME OF ELECTIONS. Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification, or revocation thereof, shall be in writing filed with the Committee at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require.

4.10. AGREEMENT WITH COMPANY. An Award under the Plan shall be subject to such terms and conditions, not inconsistent with the Plan, as the Committee shall, in its sole discretion, prescribe. The terms and conditions of any Award to any Participant shall be reflected in such form of written document as is determined by the Committee. A copy of such document shall be provided to the Participant, and the Committee may, but need not require that the Participant sign a copy of such document. Such document is referred to in the Plan as an “Award Agreement” regardless of whether any Participant signature is required.

4.11. ACTION BY COMPANY OR SUBSIDIARY. Any action required or permitted to be taken by the Company or any Subsidiary shall be by resolution of its board of directors or by action of one or more non-employee members of the board (including a committee of the board) who are duly authorized to act for the board.

4.12. GENDER AND NUMBER. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

4.13. LIMITATION OF IMPLIED RIGHTS.

          (a) Neither a Participant nor any other person shall, by reason of participation in the Plan, acquire any right in or title to any assets, funds or property of the Company or any Subsidiary whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or any Subsidiary, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the Stock or amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Subsidiary, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company or any Subsidiary shall be sufficient to pay any benefits to any person.

          (b) The Plan does not constitute a contract of employment, and selection as a Participant will not give any participating employee or other individual the right to be retained in the employ of the Company or any Subsidiary or the right to continue to provide services to the Company or any Subsidiary, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan, no Award under the Plan shall confer upon the holder thereof any rights as a shareholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights.

4.14. EVIDENCE. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

SECTION 5
CHANGE IN CONTROL

          Subject to the provisions of paragraph 4.2(f) (relating to the adjustment of shares), and except as otherwise provided in the Plan or the Award Agreement reflecting the applicable Award, the Committee may provide under the terms of any Award that upon the occurrence of a Change in Control:

          (a) All outstanding Options (regardless of whether in tandem with SARs) shall become fully exercisable.

          (b) All outstanding SARs (regardless of whether in tandem with Options) shall become fully exercisable.

          (c) All Stock Units, Restricted Stock, Restricted Stock Units, and Performance Shares (including any Award payable in Stock which is granted in conjunction with a Company deferral program) shall become fully vested.

SECTION 6
COMMITTEE

6.1. ADMINISTRATION. The authority to control and manage the operation and administration of the Plan shall be vested in a committee (the “Committee”) in accordance with this Section 6. The Committee shall be selected by the Board, and shall consist solely of two or more non-employee members of the Board. If the Committee does not exist, or for any other reason determined by the Board, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee. As of the date this Plan is adopted, the Committee shall mean the Compensation Committee of the Board of Directors.

6.2. POWERS OF COMMITTEE. The Committee’s administration of the Plan shall be subject to the following:

          (a) Subject to the provisions of the Plan, the Committee will have the authority and discretion to select from among the Eligible Individuals those persons who shall receive Awards, to determine the time or times of receipt, to determine the types of Awards and the number of shares covered by the Awards, to establish the terms, conditions, performance criteria, restrictions, and other provisions of such Awards, and (subject to the restrictions imposed by Section 7) to cancel or suspend Awards.

          (b) To the extent that the Committee determines that the restrictions imposed by the Plan preclude the achievement of the material purposes of the Awards in jurisdictions outside the United States, the Committee will have the authority and discretion to modify those restrictions as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States.

          (c) The Committee will have the authority and discretion to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any Award Agreement made pursuant to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.

          (d) Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding on all persons.

          (e) In controlling and managing the operation and administration of the Plan, the Committee shall take action in a manner that conforms to the articles and by-laws of the Company, its own Committee charter and applicable state corporate law.

6.3. DELEGATION BY COMMITTEE. Except to the extent prohibited by applicable law, its Committee charter or the applicable rules of a stock exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

6.4. INFORMATION TO BE FURNISHED TO COMMITTEE. The Company and Subsidiaries shall furnish the Committee with such data and information as it determines may be required for it to discharge its duties. The records of the Company and Subsidiaries as to an employee’s or Participant’s employment (or other provision of services), termination of employment (or cessation of the provision of services), leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.

6.5 MISCONDUCT. If the Committee determines that a present or former employee has (i) used for profit or disclosed to unauthorized persons, confidential or trade secrets of the Company; (ii) breached any contract with or violated any fiduciary obligation to the Company; or (iii) engaged in any conduct which the Committee determines is injurious to the Company, the Committee may cause that employee to forfeit his or her outstanding awards under the Plan, provided, however, that during the pendency of a Potential Change in Control and as of and following the occurrence a Change in Control, no outstanding awards under the Plan shall be subject to forfeiture pursuant to this Section 6.5. A “Potential Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

          A “Potential Change in Control” shall exist during any period in which the circumstances described in items (i), (ii), (iii) or (iv), below, exist (provided, however, that a Potential Change in Control shall cease to exist not later than the occurrence of a Change in Control):

(i) The Company or any successor or assign thereof enters into an agreement, the consummation of which would result in the occurrence of a Change in Control; provided that a

Potential Change in Control described in this item (i) shall cease to exist upon the expiration or other termination of all such agreements.

          (ii) Any Person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control; provided that a Potential Change in Control described in this item (ii) shall cease to exist upon the withdrawal of such intention, or upon a reasonable determination by the Board that there is no reasonable chance that such actions would be consummated.

          (iii) Any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or any of its affiliates). However, a Potential Change in Control shall not be deemed to exist by reason of ownership of securities of the Company by any person, to the extent that such securities of the Company are acquired pursuant to a reorganization, recapitalization, spin-off or other similar transactions (including a series of prearranged related transactions) to the extent that immediately after such transaction or transactions, such securities are directly or indirectly owned in substantially the same proportions as the proportions of ownership of the Company’s securities immediately prior to the transaction or transactions.

          (iv) The Board adopts a resolution to the effect that, for purposes of this Plan, a potential change in control exists; provided that a Potential Change in Control described in this item (iv) shall cease to exist upon a reasonable determination by the Board that the reasons that give rise to the resolution providing for the existence of a Potential Change in Control have expired or no longer exist.

SECTION 7
AMENDMENT AND TERMINATION

          The Board may, at any time, amend or terminate the Plan, provided that (i) no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board; (ii) no amendments may increase the limitations on the number of shares set forth in subsections 4.2(b) and 4.2(e) or decrease the minimum Option or SAR Exercise Price set forth in subsection 2.2 unless any such amendment is approved by the Company’s shareholders; (iii) the provisions of subsection 2.6 (relating to Option repricing) may not be amended, unless any such amendment is approved by the Company’s shareholders; (iv) no amendment may expand the definition of Eligible Individual in subsection 8(e), unless any such amendment is approved by the Company’s shareholders; (v) no amendment may decrease the minimum restriction or performance period set forth in section 3.2, unless any such amendment is approved by the Company’s shareholders; and (vi) adjustments pursuant to subsection 4.2(e) shall not be subject to the foregoing limitations of this Section 7.

SECTION 8
DEFINED TERMS

          In addition to the other definitions contained herein, the following definitions shall apply:

          (a) AWARD. The term “Award” shall mean any award or benefit granted under the Plan, including, without limitation, the grant of Options, SARs, Stock Unit Awards, Restricted Stock Awards, Restricted Stock Unit Awards, Performance Unit Awards, and Performance Share Awards.

          (b) BOARD. The term “Board” shall mean the Board of Directors of the Company.

          (c) CHANGE IN CONTROL. Except as otherwise provided by the Committee, a “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

          (i) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing 20% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (I) of paragraph (iii) below; or

          (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving; individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company), whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (⅔) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

          (iii) there is consummated a merger or consolidation of the Company or any direct or indirect Subsidiary with any other corporation, other than (I) a merger or consolidation immediately following which those individuals who immediately prior to the consummation of such merger or consolidation, constituted the Board, constitute a majority of the board of directors of the Company or the surviving or resulting entity or any parent thereof, or (II) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing 20% or more of the combined voting power of the Company’s then outstanding securities.

          Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

          “Affiliate” shall have the meaning set forth in Rule 12b-2 under Section 12 of the Exchange Act.

          “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act, except that a Person shall not be deemed to be the Beneficial Owner of any securities which are properly filed on a Form 13-G.

          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

          “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its Affiliates; (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries; (iii) an underwriter temporarily holding securities pursuant to an offering of such securities; or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

          (d) CODE. The term “Code” means the Internal Revenue Code of 1986, as amended. A reference to any provision of the Code shall include reference to any successor provision of the Code.

          (e) ELIGIBLE INDIVIDUAL. For purposes of the Plan, the term “Eligible Individual” shall mean any employee of the Company or a Subsidiary, including any officer of the Company, any director of the Company or any consultant to the Company who is a natural person. An Award may be granted to an employee, in connection with hiring, retention or otherwise, prior to the date the employee first performs services for the Company or the Subsidiaries, provided that such Awards shall not become vested prior to the date the employee first performs such services. An Award may be granted to a consultant who is a natural person so long as the consultant provides bona fide services to the Company, which services (i) may not be in connection with the offer or sale of Stock or other securities in a capital-raising transaction, and (ii) do not directly or indirectly promote or maintain a market for the Stock or other securities of the Company.

          (f) FAIR MARKET VALUE. For purposes of determining the “Fair Market Value” of a share of Stock as of any date, Fair Market Value shall mean the average between the lowest and highest reported sale prices of the Stock on that date on the principal exchange or NASDAQ on which the Stock is then listed or admitted to trading. If the day is not a business day, the Fair Market Value of the Stock shall be determined as of the last preceding business day.

          (g) SUBSIDIARIES. The term “Subsidiary” means any corporation, partnership, joint venture or other entity during any period in which at least a fifty percent voting or profits interest is owned, directly or indirectly, by the Company (or by any entity that is a successor to the Company), and any other business venture designated by the Committee in which the Company (or any entity that is a successor to the Company) has a significant interest, as determined in the discretion of the Committee.

          (h) STOCK. The term “Stock” shall mean shares of common stock of the Company.